UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.      )

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[ ]	Soliciting Material under §240.14a-12

TARONIS FUELS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Consent Revocation Statement, if other than the Registrant)

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Preliminary—Subject to Completion, Dated February 26, 2021

February [●], 2021

Dear Taronis Shareholders,

On behalf of the Board of Directors (the “Board”), we are writing you to ask for your support in this contest over the future direction of the Taronis Fuels, Inc. (“Taronis” or the “Company”). Despite the significant progress your Board has made toward improving cash flow and creating shareholder value from the Company’s sustainable gas technology and products, two shareholders are attempting to take control of Taronis. We urge you to support the Board of Taronis Fuels in this contest for control of the Company by voting the GREEN Consent Revocation Card.

On February 12, 2021, two shareholders, Thomas Wetherald and Tobias Welo (together, “Wetherald and Welo”), commenced a process seeking to remove without cause all five members of your Board of the Company and replace them with five of its own nominees. Ultimately, Wetherald and Welo are trying to take over the Company without paying for it, in other words, without paying a control premium. Wetherald and Welo have also sought your consent to certain amendments to the Company’s Amended and Restated Bylaws (the “Bylaws”) which, if approved, would facilitate the removal of all five members of your Board. The Board believes you should oppose these efforts by two shareholders by voting the GREEN Consent Revocation Card.

If Wetherald and Welo’s proposals are approved by you, their handpicked candidates will take ALL of the seats of your five-member Board and gain control of the Company – without paying a premium.

Your Board believes that Wetherald and Welo’s proposals are not in the best interests of the Company’s shareholders

Wetherald and Welo have not put forth any detailed plan for Taronis and their proposed Board nominees do not have any apparent experience in the Company’s industry, business, or technology.

In addition, as the Company has previously disclosed, conduct by Tobias Welo and Mary Pat Thompson, two of the five Board nominees proposed by Wetherald and Welo, prompted an investigation by a special committee of independent members of the Board into allegations of wrongdoing, including breach of their fiduciary duties to you and to the Company when they previously served on the Board from November 2020 to December 2020, and when Ms. Thompson previously served as the Company’s Chief Financial Officer. The special committee has engaged independent outside counsel to review evidence of fiduciary duty breaches by these nominees. Ms. Thompson’s short tenure as CFO – and her abrupt resignation that precipitated the departure of other finance executives she hired – has disrupted the Company’s business and fundraising efforts at a crucial juncture. In addition, the investigation into possible breaches of fiduciary duties by Ms. Thompson and Mr. Welo has caused the Company, the Board, management, and Company employees to unnecessarily expend significant time and financial resources and will likely require additional time, money and other resources in the future.

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On one occasion, Mr. Welo threatened independent members of the Board, stating that if they did not vote in favor of a motion by Welo to remove senior management, he and Ms. Thompson would make a “noisy and loud” exit from the Board – a threat on which they made good. Their disruptive resignations in December 2020 required the Company to file resignation letters with the SEC containing unsubstantiated allegations of fraudulent accounting by senior management, causing a significant decline in the Company’s share price and destruction of shareholder value. Wetherald and Welo’s self-serving description of events neglects to disclose the Board’s response to their allegations. The Board immediately commenced an independent investigation of those allegations, assisted by independent outside counsel and an independent registered public accounting firm, to conduct an investigation.

Welo and Wetherald initiated their consent solicitation seeking to replace your entire Board without any attempt to communicate with your Board or the Company following the resignations of Mr. Welo and Ms. Thompson. Despite their less than constructive behavior, your Board sought to open discussions in the interest of finding a less costly resolution, only to be told that Welo and Wetherald would not agree to any solution not involving the replacement of all five members of the Board.

The negative impact of Ms. Thompson and Mr. Welo’s mere six-weeks of service on the Board, and the recklessness with which Wetherald and Welo are seeking nothing short of replacing your entire Board without first attempting to communicate concerns and find a less costly solution, is clear. If elected, they and their fellow candidates would have full control the Board, and, although they would be subject to their fiduciary duties under Delaware law, they would be in a position to advance Wetherald and Welo’s specific interests, which may not be aligned with the interests of all of our shareholders.

YOUR BOARD SERVES THE INTERESTS OF ALL SHAREHOLDERS

Your Board, which consists of four highly-qualified and independent directors along with CEO Scott Mahoney, has sought to engage in a constructive dialogue with Wetherald and Welo to avoid an expensive and disruptive proxy contest, and has made clear its interest in reaching a mutually agreeable settlement. However, as of the time of this filing, Wetherald and Welo have stated that they would not accept a solution that did not include replacement of all five members of your Board to gain control over the Company, notwithstanding the consequences to shareholder value.

We believe that your interests will be served best if your current Board and management continue to pursue the Company’s growth strategy and business plan to preserve shareholder value. Several of the Company’s key employees, including its chief technology officer, MagneGas business development specialists, and regional sales executives, have expressed their unwillingness to remain with the Company in the event Wetherald and Welo’s proposals are successful. The Company believes that the loss of any of these key employees could materially and adversely impact our ability to generate revenues and execute our business strategy. Without these key employees, who believe in the Company’s current growth strategy and business plan, we believe the Company would have limited institutional knowledge and resources which would harm its future operational success and potential.

Further, the Company has reason to believe that the Nominees will materially alter the Company’s strategic direction to deemphasize investments in and growth of the Company’s proprietary technology, MagneGas, which the Board believes is a market differentiator.

We urge you to defend against Wetherald and Welo seizing control of the company and disrupting its positive momentum.

the Company has made significant progress TOWARD IMPROVING CASH FLOW AND creatING shareholder value

Under the guidance of your current Board, the Company has implemented the following actions to pursue its growth strategy and business plan to create shareholder value:

●	First, the Company has aggressively reduced its operating expenses. Over the past six weeks, the Company has reduced its annual payroll and benefits expenses by approximately $8 million, or 40%. The Company also completed several critical capital expenditure upgrades that should yield an additional $1 million in annual savings.

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●	Second, the Company has successfully attracted several critical new hires in staffing across multiple retail markets, which is expected to have a significant impact on projected revenue growth in 2021.

●	Third, the Company is executing on its plan to expand its whole industrial gas operations into California and Arizona. Retails sales are expected to increase by more than 20% in 2021, and whole sales revenues are expected to increase by almost 50%. Whole sales are already on a pace to increase by in excess of 20% based on accomplishments already completed in the first two months of 2021.

All of these changes are projected to make the Company cash flow positive in the second quarter, and your Board remains committed to considering all avenues to deliver enhanced shareholder value.

SUBMIT THE GREEN CONSENT REVOCATION CARD TODAY

For the foregoing reasons, we strongly urge you to support your Board and reject Wetherald and Welo’s efforts to deliver control of the Company to a new board of directors consisting of their handpicked director candidates.

This Consent Revocation Statement contains important information as to why and how you should submit the accompanying GREEN Consent Revocation Card to revoke any white consent card that you may have previously returned to Wetherald and Welo. We urge you to read this Consent Revocation Statement carefully.

Your experienced and qualified Board and management team continue to be focused on delivering value to our shareholders. You can defend against Wetherald and Welo’s efforts to take control of the Company through the following steps:

1.	Do not sign Wetherald and Welo’s white consent card and do not return the white consent card in the postage-paid envelope;

2.	If you have signed Wetherald and Welo’s white consent card, revoke that consent by signing, dating and returning the enclosed GREEN Consent Revocation Card immediately in the pre-paid envelope provided; and

3.	Even if you have not signed Wetherald and Welo’s white consent card, you can show your support for your Board and fellow shareholders by signing, dating and returning the enclosed GREEN Consent Revocation Card in the pre-paid envelope provided.

Regardless of the number of shares of common stock of Taronis that you own, your revocation of consent is critically important. Please act today to help protect the interests of ALL shareholders. We greatly appreciate your cooperation and participation.

If you have any questions regarding this Consent Revocation Statement or about submitting your GREEN Consent Revocation Card, or otherwise require assistance, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: TRNF@mackenziepartners.com

Sincerely,

The Board of Directors

Taronis Fuels, Inc.

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Preliminary Consent Revocation Statement — Subject to Completion, Dated February 26, 2021

CONSENT REVOCATION STATEMENT

TARONIS FUELS, INC.

24980 N. 83rd Avenue, Ste. 100

Peoria, Arizona 85383

February [●], 2021

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF

TARONIS FUELS, INC.

IN OPPOSITION TO

AN ACTIVIST CONSENT SOLICITATION BY

THOMAS WETHERALD, TOBIAS WELO, MARY PAT THOMPSON, SERGEY VASNETSOV,

AND ANDREW MCCORMICK

This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are furnished by the Board of Directors (the “Board”) of Taronis Fuels, Inc., a Delaware corporation (the “Company” or “Taronis”), to the holders of outstanding shares of the Company’s common stock, par value $0.000001 per share (collectively, the “Common Stock”), in connection with the Board’s opposition to the solicitation of written shareholder consents (the “Activist Consent Solicitation”) by Thomas Wetherald, Tobias Welo, Mary Pat Thompson, Sergey Vasnetsov, and Andrew McCormick (collectively, “Wetherald and Welo”). This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are first being mailed to shareholders on or about February [●], 2021.

As you may be aware, Wetherald and Welo are attempting to usurp control of your Board and the Company by asking you to remove all five directors currently on the Board and replace them with a slate of five nominees handpicked by Wetherald and Welo. Wetherald and Welo propose to do this by soliciting your consent to five proposals, each of which is described in this Consent Revocation Statement.

Your Board believes, for the reasons specified in this Consent Revocation Statement, that the commencement of the Activist Consent Solicitation is not in the best interests of shareholders. The Board believes that Wetherald and Welo’s proposals are intended to circumvent the Board’s business judgment and to divert the Company’s time, employees and financial resources away from the continued execution of its business strategy to create shareholder value. Your Board remains committed to considering any opportunities that may enhance shareholder value and acting in the best interests of all of the Company’s shareholders.

A consent in favor of the Activist Consent Solicitation would be a consent to remove without cause all five of your experienced and duly elected directors from the Board and replace those directors with five of Wetherald and Welo’s own nominees. In considering the Activist Consent Solicitation, the Board believes that it is important for the Company’s shareholders to recognize that Wetherald and Welo have not put forward any detailed plan for the Company and have no duty to act in the best interests of the Company’s shareholders (including when selecting potential nominees to serve on your Board). The Board also believes that it is important for the Company’s shareholders to recognize that conduct by two of the five Board nominees proposed by Wetherald and Welo (Tobias Welo and Mary Pat Thompson) during their brief services as directors, and during Ms. Thompson’s service as the Company’s Chief Financial Officer, prompted an independent investigation assisted by outside counsel into allegations of wrongdoing, including breaches of their fiduciary duties to you and the Company. The investigation into possible fiduciary duty breaches by Mr. Thompson and Ms. Welo has caused the Company, the Board, management, and Company employees to expend significant time and financial resources in connection with their breaches and will likely require additional time, money and other resources in the future. The investigation has involved, among other things, review of evidence that Mr. Welo and Ms. Thompson may have conveyed material non-public and/or confidential information to Thomas Wetherald in violation of Company policy and their fiduciary duties. Your Board strongly believes that these allegations cast doubt on whether Wetherald, Welo or Thompson will act in the best interest of all shareholders.

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We believe that your Board is in the best position to evaluate what action is in the best interests of the Company’s shareholders and to decide on a business strategy that will protect and enhance shareholder value. Therefore, we are soliciting the revocation of any consents that may have been given in response to the Activist Consent Solicitation.

YOUR BOARD UNANIMOUSLY OPPOSES THE ACTIVIST CONSENT SOLICITATION. YOUR BOARD, WHICH IS COMPOSED PREDOMINANTLY OF INDEPENDENT DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S SHAREHOLDERS.

YOUR BOARD URGES THAT YOU DO NOT SIGN ANY WHITE CONSENT CARD SENT TO YOU BY WETHERALD AND WELO and DO NOT RETURN THE WHITE CONSENT CARD SENT TO YOU IN THE POSTAGE PRE-PAID ENVELOPE. YOUR BOARD URGES YOU TO SIGN, DATE AND DELIVER THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned Wetherald and Welo’s white consent card, you have every right to change your decision and revoke your consent. Whether or not you have signed the white consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a GREEN Consent Revocation Card. Please act today and have your voice heard regarding the future of your Company.

If your shares are held in “street name,” only your broker, bank or other nominee can exercise your right to revoke a consent with respect to your shares. Please contact your broker, bank or other nominee and instruct it to submit a GREEN Consent Revocation Card on your behalf today.

In accordance with Section 213(b) of the Delaware General Corporation Law, the Board has fixed March 4, 2021 as the record date (the “Record Date”) for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Activist Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Activist Consent Solicitation. Each share outstanding as of the Record Date will be entitled to one vote.

If you have any questions about giving your consent revocation or require any assistance, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: TRNF@mackenziepartners.com

By order of the Board of Directors,

Tyler B. Wilson

Secretary

Peoria, AZ

February [●], 2021

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TARONIS FUELS, INC.

24980 N. 83rd Avenue, Suite 100

Peoria, AZ 85383

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT REVOCATION MATERIALS

The consent revocation materials for the Company’s solicitation of consent revocations, including this Consent Revocation Statement, are available on our website at www.taronisfuels.com. Information on our website does not constitute part of the Company’s consent revocation materials.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains projections and other “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Consent Revocation Statement include statements concerning Taronis’ plans, objectives, goals, strategies, future events or performance and underlying assumptions that are not statements of historical fact. This Consent Revocation Statement and any other written or oral statements made by Taronis or on its behalf may include forward-looking statements, which reflect Taronis’ current views with respect to future events and financial performance. Taronis may, in some cases, use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “continue,” “should,” “would,” “could,” “potentially,” “will,” “may” or similar words and expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements.

The forward-looking statements in this Consent Revocation Statement are based upon various assumptions, many of which are based on management’s discussion and analysis or plan of operations. Although Taronis believes that these assumptions were reasonable when made, these statements do not guarantee future performance and are subject to certain risks and uncertainties, some of which are beyond the Company’s control, and are difficult to predict. Actual results could differ materially from those expressed in forward-looking statements as a result of such risks, which include: deflation and inflation; volatility of the cost of commodity materials; the development and commercial acceptance of our products; impact of competitive products and pricing; cost of compliance with current and future environmental and operational safety laws and regulations; our customer relationships based on purchase orders rather than long-term agreements; future responses to and effect of the COVID-19 pandemic or other similar events; volatility in global economic conditions, including trade tariffs and sanctions; the protection of our proprietary information and technology; our limited operating history; provisions of our organizational and governing documents; liabilities related to the spin-off transaction; and the other risks and uncertainties Taronis describes in its press releases and reports it files with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2019, as updated in its subsequent Quarterly Reports on Form 10-Q. Taronis is providing the information in this Consent Revocation Statement as of its date and, except as expressly required by law, Taronis disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

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DESCRIPTION OF THE CONSENT SOLICITATION

As set forth in its consent solicitation materials filed with the SEC, Wetherald and Welo are soliciting consents in favor of the following proposals:

(1) repeal any provision of the Bylaws of the Company in effect at the time this proposal becomes effective, including any amendments thereto, which were not included in the Bylaws that were in effect as of December 13, 2019 and were filed with the SEC as Exhibit 3.2 to the Company’s amended Form 10 on December 13, 2019 (the “Bylaw Restoration Proposal”);

(2) amend Article IV, Section 18 of the Bylaws to declassify the Board so that all directors are elected on an annual basis (the “Declassification Proposal”);

(3) amend Article IV, Section 21 of the Bylaws to reduce the supermajority shareholder vote required to remove any individual director or directors from the Board from three-fourths of the then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors to a majority of the then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors (the “Removal by Majority Vote Proposal”);

(4) remove, without cause, all five members of the Board: Scott Mahoney, Robert Dingess, Kevin Pollack, William Staunton and Peter Molloy and, in addition, any person (other than those elected by the Consent Solicitation) nominated, elected or appointed to the Board to fill any vacancy on the Board or any newly created directorships on or after December 20, 2020 and prior to the time that any of the actions proposed to be taken by the Consent Solicitation becomes effective (the “Removal Proposal”); and

(5) elect Wetherald and Welo’s five nominees: Thomas Wetherald, Tobias Welo, Sergey Vasnetsov, Mary Pat Thompson and Andrew McCormick (each a “Nominee” and collectively, the “Nominees”), to serve as directors of the Company until the Company’s next annual meeting of shareholders and until their successors are duly elected and qualified (or, if any such Nominee is unable or unwilling to serve as a director of the Company, or if the Board increases the number of directorships to be greater than five, any other person designated as a nominee by the remaining Nominee or Nominees) (the “Election Proposal” and together with the Bylaw Restoration Proposal, the Declassification Proposal, the Removal by Majority Vote Proposal and the Removal Proposal, the “Activist Consent Proposals”).

A consent in favor of the Activist Consent Proposals would, among other things, be a consent to remove, without cause, all five of your duly elected Board members and replace them with the Nominees. Your Board urges that you DO NOT provide a consent in favor of the Activist Consent Proposals.

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REASONS TO REJECT THE ACTIVIST CONSENT PROPOSALS

The Activist Consent Proposals would, among other things, remove all five of your duly elected and highly qualified Board members and replace them with the Nominees. The Board strongly believes that Wetherald and Welo are conducting a distracting, value-destructive, and self-interested activist consent solicitation campaign at a critical time in the Company’s development and that Wetherald and Welo’s Activist Consent Solicitation is not in the best interests of all shareholders. As outlined below, there are several reasons to reject the Activist Consent Proposals.

Two shareholders, Wetherald and Welo, are Seeking to Take Control of Taronis and Their Interests Are Not Necessarily Aligned with the Interests of the Other Shareholders.

●	Wetherald and Welo are seeking to gain control of the Company even though, collectively, they only own approximately [●]% of the Company’s common stock as of the Record Date. Your Board believes that control of the Company belongs to all shareholders as represented by their elections of directors at each annual meeting, rather than to minority shareholders such as Wetherald and Welo who have no detailed strategic plan for Taronis and may have interests different from the best interests of all of the Company’s shareholders. The Company has reason to believe that the Nominees will materially alter the Company’s strategic direction to deemphasize investments in and growth of the Company’s proprietary technology, MagneGas, which the Board believes is a market differentiator.

●	Wetherald and Welo are not bound by a duty to act in the best interests of the Company when selecting their nominees. Although your Board has not been able to vet all of the Nominees due to the limited amount of time since receiving their written activist consent notice, your Board is familiar with at least two of the Nominees – Mr. Welo and Ms. Thompson – from their brief former service as directors and, in the case of Ms. Thompson, also as Chief Financial Officer and Treasurer. During their previous service, allegations arose, and have since become the subject of an independent committee investigation involving separate outside counsel, that Mr. Welo and Ms. Thompson breached their fiduciary duties and confidentiality obligations to the Company and its shareholders to further Mr. Wetherald’s, Mr. Welo’s, and Ms. Thompson’s own interests. The investigation into possible fiduciary duty breaches by Mr. Thompson and Ms. Welo has caused the Company, the Board, management, and Company employees to expend significant time and financial resources and will likely require additional time, money and other resources in the future, and their self-interested noisy and abrupt resignation from the Board was followed by an immediate and significant decline in the Company’s share price, which in turn resulted in significant destruction to shareholder value. The current Board understands and takes seriously its obligations to act in the best interests of ALL shareholders.

●	As shareholders of the Company, you are expected by Wetherald and Welo to fund their campaign to gain control of the Company. They admit in their own preliminary consent solicitation statement that they intend to seek reimbursement from the Company of all expenses they incur in connection with the Activist Consent Solicitation and do not intend to submit the question of such reimbursement to a vote of all of the Company’s shareholders.

Your Board Has Sought to Constructively Engage with Wetherald and Welo, while Wetherald and Welo have Never Attempted to Engage with your Board.

●	For over ten weeks since Mr. Welo and Ms. Thompson resigned from the Board and as CFO and Treasurer (in the case of Ms. Thompson), Wetherald and Welo have not once reached out to your Board to express their concerns or to have a constructive dialogue about the strategic direction of the Company or other governance matters.

●	Promptly following the filing of the activist consent solicitation material by Wetherald and Welo, the Company in good faith attempted to engage with Wetherald and Welo to discuss ways to avoid a costly and distracting proxy contest and activist consent solicitation. Wetherald and Welo responded that they would not agree to any solution not involving the removal of all five members of your Board, notwithstanding consequences to shareholder value of a consent solicitation campaign.

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Your Board Believes It Is in the Best Position to Serve the Interests of ALL of Taronis’ Shareholders.

●	Each of the directors that Wetherald and Welo are seeking to remove has experience critical to the Company as well as a deep understanding of the Company, including its products, milestones, partnerships and revenue opportunities. We believe that these directors are in the best position to successfully commercialize our products to generate long-term value for the Company’s shareholders. Conversely, the Nominees proposed by Wetherald and Welo do not have any apparent experience in the Company’s industry, business, or technology.

●	We have taken great strides recently to further execute our existing business plan. First, the Company has aggressively reduced its operating expenses. Over the past six weeks, the Company has reduced its annual payroll and benefits expenses by approximately $8 million, or 40%. Next, the Company also completed several critical capital expenditure upgrades that should yield approximately an additional $1 million in annual savings. The Company has also successfully attracted several critical new hires in staffing across multiple retail markets, which is expected to have a significant impact on projected revenue growth in 2021. Lastly, the Company is executing on its plan to expand its wholesale industrial gas operations into California and Arizona. Retails sales are expected to increase by more than 20% in 2021, and wholesale revenues are expected to increase by almost 50%. Wholesale revenue is already on a pace to increase by an excess of 20% based on accomplishments already completed in the first two months of 2021. All of these changes are projected to make the Company cash flow positive in the second quarter.

In the Event All Five of the Members of Your Board are Removed and Wetherald and Welo Take Control of Taronis, a Change in Control will have Occurred, and Taronis could have Significant Financial Liabilities Under Certain of Its Material Agreements.

●	The Company’s revolving credit facility, term loan, agreements with senior management, and outstanding convertible debenture have provisions that, if triggered, could require the Company to pay in excess of $24 million in the aggregate. These provisions could be triggered in the event the members of your Board are removed and replaced with the Nominees and Wetherald and Welo take control of Taronis. The Company does not currently have sufficient cash on hand to satisfy the estimated liabilities that may result from a chnge in control event. In the event a change in control were to occur and the Company is required to make these change in control-related payments, it could cause significant financial hardship and seriously impair the Company’s ability to continue its operations. Such an event may have a direct material adverse effect on shareholder value.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE ACTIVIST CONSENT PROPOSALS ARE NOT IN THE BEST INTERESTS OF ALL OF THE COMPANY’S SHAREHOLDERS.

In addition to the reasons provided above, the Board believes you should reject each proposal for the following reasons.

Proposal 1 (Bylaw Restoration Proposal): We recommend rejection of Proposal 1 because this proposal is speculative and is designed to nullify unspecified provisions of the Bylaws that may be adopted by the Board acting in its best judgment for reasons unrelated to the Activist Consent Solicitation. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the undesired effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interests of the Company and its shareholders, even if unrelated to the Activist Consent Solicitation. The Board has not approved any amendments to the Bylaws since December 13, 2019.

Proposal 2 (Declassification Proposal): The Board believes that the classified board structure continues to provide the Company and its shareholders with important benefits, including providing stability and continuity of management. This classified Board structure ensures that, at any given time, our Board is comprised of experienced directors who are familiar with the Company’s business, strategic goals and objectives, history, culture and market area. In addition, our staggered director terms are tailored to enable our existing and future directors to develop a substantive and meaningful understanding of the Company’s specific operations and goal, which better allows them to make long-term strategic decisions that are in the best interests of the Company and its shareholders.

In addition, the classified Board structure reduces the Company’s vulnerability to hostile and potentially abusive takeover tactics (such as those being undertaken by Wetherald and Welo) and better positions the Board to negotiate effectively on behalf of all of the Company’s shareholders. While a classified Board alone does not preclude a successful takeover offer, staggered director terms may provide the Company with the time and opportunity to evaluate the fairness of a takeover proposal, to negotiate on behalf of all shareholders, and to weigh alternatives with the objective of maximizing overall shareholder value. The Board believes the classified structure is especially important in companies with burgeoning technologies that provide the potential for rapid growth.

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Our Board of Directors believes that our current classified Board structure does not in any way diminish the accountability of directors to our shareholders. Our directors are committed to acting in the best interests of the Company and our shareholders, and are required by law to fulfill fiduciary duties owed to both, regardless of the length of their terms.

Proposal 3 (Removal by Majority Vote Proposal): The Board is considering action to amend the current supermajority shareholder vote required under Article IV, Section 21 of the Bylaws in light of current Delaware law and the Board’s interest in maintaining strong governance practices. The Company already has in place a “simple majority” voting standard for most voting items. While the Board is considering and may adopt such an amendment to the Bylaws, the Board recommends rejection of Proposal 3 in connection with this consent solicitation to permit the Board to gather further shareholder input and take appropriate action.

Proposal 4 (Removal Proposal): We recommend rejection of Proposal 4 because shareholders such as Wetherald and Welo have no duty to act in the best interests of all of Taronis’ shareholders in determining Taronis’ strategic direction or when selecting potential nominees to serve on your Board. Our Director Nominations Policy, which is administered by our Nominating and Corporate Governance Committee, ensures that nominations for director are aligned with Taronis’ strategic goals and will maximize shareholder value. Each new member of the Board is selected for nomination through a process designed to foster good corporate governance practices. In contrast, the Nominees have been selected solely by Wetherald and Welo, without the benefit of a thorough evaluation process. Wetherald and Welo have no obligation to identify nominees who will act in the best interests of the Company and its shareholders. In contrast, the Company’s Bylaws and the Director Nominations Policy presently provide appropriate mechanisms through which the Company’s shareholders may propose new directors from time to time rather than having a new unvetted slate forced upon them.

Proposal 5 (Election Proposal): We recommend rejection of Proposal 5 because we believe that the current members of the Board targeted by Wetherald and Welo have a deep understanding of the Company’s business and are committed to maximizing the Company’s value for the benefit of all shareholders, not just Wetherald and Welo. We do not believe that the election of the Nominees will maximize value for all shareholders. Further, your Board has articulated a strategic plan based on its wide range of expertise and experience with the Company and is committed to regularly reviewing all options that have the potential to enhance shareholder value. Conversely, if all Nominees were to be elected, this would result in a board comprised of directors with no significant prior experience with the Company serving on the Board.

WE URGE SHAREHOLDERS TO REJECT THE ACTIVIST CONSENT SOLICITATION AND IMMEDIATELY REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR COLLECTIVE BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD TODAY.

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BACKGROUND OF THE CONSENT SOLICITATION

This section outlines material discussions and contacts the Company has had with Wetherald and Welo and their representatives from August 2019 to February 17, 2021.

Beginning in August 2020, the Company began discussions with Mr. Wetherald and his contact at Kingswood Capital Markets, a Division of Benchmark Investments (“Kingswood”), about a potential investment in the Company. Numerous calls were arranged with key members of management during which the Company provided information about its business model, plans for continued acquisition and organic based growth, its unique culture and its proprietary wedge product MagneGas. During these discussions the Company informed Wetherald that the Company had an existing outstanding Convertible Debenture that included various transaction documents giving the holders of the Convertible Debentures the right to participate in future financings, including but not limited to, a public offering in connection with an up list to a national stock exchange. Mr. Wetherald became very interesting in developing a financing that would allow the Company to use proceeds to prepay the existing Convertible Debentures, so that the newly proposed Kingswood investors would be in a position to lead the Company’s contemplated public offering in connection with an up listing and to provide all future capital to the Company on a go-forward basis. Mr. Wetherald and his colleagues convinced the Company that by mid-2021 the Company would be in a position to do a much larger raise with large institutions.

On October 14, 2020, following numerous discussions with the Company regarding its business and prospects, Mr. Wetherald and Mr. Welo participated in a private placement offering and purchased from the Company 400,000 shares and 133,333 shares of Common Stock, respectively, pursuant to a common stock purchase agreement. Of the aggregate $10.85 million of proceeds received by the Company in the private placement offering, Mr. Wetherald invested $4 million and Mr. Welo invested $1.0 million. In connection with Mr. Wetherald’s investment he required the Company to agree to certain covenants, which included, but were not limited to, directing the Company’s Nominating and Corporate Governance Committee of the Board to add one additional seat and to appoint Tobias Welo to the Board, requesting the Company put forth a proposal to remove the existing “staggered board” at the Company’s next Board meeting, expand its executive team to include a chief operating officer and certain other officers, so Mr. Wetherald could have his longtime friend and colleague Mary Pat Thompson appointed as Chief Financial Officer (“CFO”) once the Company’s existing CFO at the time Mr. Tyler Wilson was moved to a different role. On November 4, 2020, Mr. Wilson was asked to resign as CFO so Ms. Thompson could take his place. On November 5, 2020, Ms. Thompson was appointed to the roles of CFO and Treasurer. Mr. Wetherald also requested Ms. Thompson be appointed to the Board in connection with her appointment as CFO and Treasurer.

Not long after Ms. Thompson’s appointment as CFO and Treasurer, the Company was in need of raising $3-4 million dollars to continue operations. Being that Wetherald and his fellow investors placed by Kingswood Capital Markets, a Division of Benchmark Investments, had recently raised the Company approximately $10.85 million dollars, Ms. Thompson unilaterally reached out to Wetherald and, according to allegations that are the subject of the independent investigation into her conduct as CFO, allegedly described the Company’s need for additional capital. Ms. Thompson claimed the Company needed in excess of another $10 million.

During the last week of November 2020, the Company closed a second private placement in which Mr. Wetherald and Mr. Welo and Ms. Thompson all participated. Mr. Wetherald invested an additional $3.0 million, and a trust for the benefit of Mr. Welo’s children invested $250,000. Ms. Thompson invested $100,000. The Company raised a total of $12.4 million. In connection with Mr. Wetherald’s investment he required the Company to agree to certain additional covenants, including the request to remove the “staggered board” structure.

On December 1, 2020, Mr. Welo and Ms. Thompson were appointed to the Board.

During the weeks that followed Ms. Thompson was advised on more than one occasion that Company policy prohibited her from sharing confidential or material non-public information with Wetherald or any other investor. In spite of repeated verbal warnings, management and certain independent members of the Board began to suspect Ms. Thompson and Mr. Welo were sharing confidential information with Wetherald.

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On December 15, 2020, a majority of the independent directors met informally to discuss information they had received concerning potential breaches of confidentiality and fiduciary duties by Ms. Thompson in her capacity as an officer and director arising out her disclosure of confidential information and material non-public information to Mr. Wetherald. Upon review of the information, the Board members who participated in such informal meeting determined they needed to consider the matter further and reconvene on the matter later in the week.

On December 16, 2020, Mr. Welo introduced and requested that the Board interview a potential strategic consultant for a role with the Company. During the interview, the consultant explored a variety of operational topics, including the potential closure of a number of the Company’s retail locations due to perceived performance issues. The consultant strongly endorsed a business model similar to Air Liquide and Linde, two direct competitors of the Company, deemphasizing further investments in the Company’s proprietary technology platform and any international commercial endeavors. Mr. Welo and Ms. Thompson were highly supportive of the consultant’s recommendations. Other members of the Board and senior management expressed their concerns about the consultant’s recommendations due to the significant strides the Company had made as of that time and became increasingly curious about the motivations behind such a drastic and abrupt deviation from the Company’s business model. After the call, senior management and some of the directors questioned how the consultant came into possession of such detailed information about the Company’s retail business operations, including performance of specific branch locations.

On December 17, 2020, a special meeting of the Board was convened for the purpose of receiving a management update regarding the Company’s retail operations and plans for continued growth, among other matters. The meeting included a discussion regarding management’s plan to conduct a stock offering in connection with its proposed up-listing to the national exchange and that the Company had an alternate funding source than the investors brought in by Kingswood. The Board was notified that a resolution would be circulated to the Board later that day to approve the filing of an S-1 Registration Statement so the Company could raise additional capital in connection with an uplist. Mr. Welo and Ms. Thompson said they would like to see a copy of the Registration Statement on Form S-1. Immediately following the special meeting, the unanimous consent resolution was circulated to the Board, along with a copy of the S-1 Registration Statement, which excluded Kingswood as a proposed underwriter.

Later that day, Mr. Welo, along with an attorney engaged by a “concerned shareholder” (which was later confirmed to be Mr. Wetherald), contacted the independent directors individually (without the opportunity to have Company counsel present) and made certain unsubstantiated allegations against senior management alleging fraudulent accounting practices that Ms. Thompson believed she had uncovered while serving as the Company’s CFO. This was the first time such an allegation had been raised by anyone, including Mr. Welo and Ms. Thomson. The attorney and Mr. Welo told the independent directors that Mr. Welo and Ms. Thompson intended to call a special meeting whereat they would be putting forth a motion for the immediate removal of senior management. Mr. Welo stated that if the independent directors did not vote in favor of his motion, he and Ms. Thompson would make a “noisy” and “loud” exit and resign from the Board. Mr. Welo insinuated to the independent directors that if they adopted and approved his motion to remove senior management at the special meeting no adverse action would be taken against them personally.

In the late afternoon of December 17, 2020, Mr. Welo and Ms. Thompson provided written notice to the Board that they were convening a special meeting the next day to discuss the management of the Company. Mr. Welo and Ms. Thompson did not distribute such notice to the Company’s General Counsel and Secretary, which represented a departure from the Board’s customary practice, however Mr. Wetherald’s attorney was copied and it was suggested his firm’s conference line be used for the call.

On the morning of December 18, 2020, the independent directors, excluding Mr. Welo, determined that the information concerning breaches of fiduciary duties by Ms. Thompson was credible and suspended her indefinitely as the Company’s CFO and Treasurer, due to her potential breaches of her duties of loyalty and confidentiality to the Company, pending the outcome of further investigation into the matter. Mr. Welo, who was also suspected of breaching his fiduciary duties, was provided written notice of his alleged breach and was reminded of his continued duties to the Company and its shareholders going forward.

During the day of December 18, 2020, a disagreement arose between Mr. Welo and Ms. Thompson, on the one hand, and the other members of the Board, on the other hand, regarding the use of Mr. Wetherald’s attorney’s conference line for the special meeting and Mr. Welo’s insistence that Mr. Wetherald’s attorney’s request to participate in the Board call be granted. The Chairman of the Board circulated a secure Company conference line and gave explicit instructions that the special meeting was to be held on such line. This was done in an effort to preserve confidentiality and attorney-client privilege, which would have been waived if Mr. Wetherald’s attorney had been present thereby giving Mr. Welo and Ms. Thompson the ability to freely share their unsubstantiated allegations publicly.

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Prior to the board call Mr. Welo circulated an email to certain of the other independents, excluding the Board Chairman, and pled with the other independents to use his dial in number and explicitly stated that senior management and the Chairman were intentionally limiting he and Ms. Thompson’s ability to present their unsubstantiated allegations and threatened that he and Ms. Thompson would be going to the SEC with their information but preferred the other independents join them as a “unified group”. The other independents did not succumb to Mr. Welo’s request.

On the afternoon of December 18, 2020, the special meeting called by Mr. Welo and Ms. Thompson was convened with full Board present. The Chairman acknowledged allegations shared by Mr. Welo and Ms. Thompson immediately prior to the meeting and noted that good corporate governance and procedure dictated that a special committee of the Board be formed to review all facts and evidence before making a determination regarding the allegations brought against senior management, and similarly, Mr. Welo and Ms. Thompson. The Chairman then put forth a motion proposing to form a special committee to independently investigate the allegations of breach of fiduciary duty and confidentiality brought against Ms. Thompson and Mr. Welo and the allegations brought by Ms. Thompson and Mr. Welo against senior management. The motion was approved to form the special committee with Ms. Thompson and Mr. Welo refusing to participate in the vote and reiterating that they intended to take some unidentified action.

By separate letters dated December 20, 2020, Ms. Thompson and Mr. Welo informed the Board that they were resigning from the Board, effective immediately, as a result of the Board’s response to the allegations they conveyed. Mr. Welo and Ms. Thompson again made unsubstantiated comments about senior management and the remaining members of the Board in their resignation letters, which are filed with the SEC as Exhibits to the Current Report on Form 8-K filed with the SEC on December 23, 2020. Ms. Thompson also demanded the Company remove her from the Company’s website including any references as CFO or director, which the Company promptly complied with. Although Ms. Thompson and Mr. Welo’s claims had not been substantiated, the Company was required to comply with its SEC reporting obligations and was thus required to make those allegations public and give Mr. Welo and Ms. Thompson and opportunity to comment on the Company’s 8-K disclosure; which they did not. In response to the letters, senior management disputed all of the allegations made by Ms. Thompson and Mr. Welo. Promptly following the December 18, 2020 special meeting, the Board determined that two special committees should be formed – one to conduct each independent investigation – to avoid any potential conflicts that could arise during the investigations.

Thereafter, the Audit Committee of the Board formed a special committee and began investigating Ms. Thompson’s and Mr. Welo’s fraudulent accounting allegations against senior management and retained outside counsel and an independent registered public accounting firm to assist with the investigation. Numerous interviews were conducted with the Company’s employees, management, and members of the Board. Outside counsel requested to interview Ms. Thompson and Mr. Welo, but they did not respond to the request. During the investigation outside counsel and the independent registered public accounting firm were provided access to the Company’s financials, email records, and other documents as requested.

Concurrently with the Audit Committee’s special committee investigation, the Nominating and Corporate Governance Committee of the Board formed a special committee and began an independent investigation into allegations of wrongdoing by Mr. Welo and Ms. Thompson, including breaches of their fiduciary duties to you and the Company. The special committee retained separate outside counsel from that engaged by the Audit Committee to assist with the investigation.

The investigation has included, among other things, review of evidence that Mr. Welo and Ms. Thompson conveyed material non-public and/or confidential information to Thomas Wetherald in violation of Company policy and their fiduciary duties. Additionally, the investigation has involved review of the circumstances surrounding Ms. Thompson’s and Mr. Welo’s “noisy” resignations, which required the Company to file resignation letters with the SEC containing unsubstantiated allegations of fraudulent accounting by senior management. The Company’s share price significantly declined in the days immediately following Ms. Thompson’s and Mr. Welo’s abrupt resignations, leading to significant destruction of shareholder value.

Between December 20, 2020 and February 12, 2021, the Company received no communication from Wetherald and Welo. Wetherald and Welo did not engage (or attempt to engage) in any dialogue or other discussions with the Company or members of the Board with respect to their concerns about the Company.

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On February 12, 2021, Wetherald and Welo filed a preliminary consent solicitation statement on Schedule 14A with the SEC, as amended on February 25, 2021, to, among other things, solicit written consents from the Company’s shareholders to remove all five duly elected members of Taronis’ Board and replace them with the Nominees. Wetherald and Welo’s preliminary consent solicitation disclosed that Wetherald and Welo and Ms. Thompson, collectively, beneficially owned an aggregate of 1,113,333 shares of Common Stock, constituting approximately 17.9% of the shares of Common Stock outstanding.

Also on February 12, 2021, Wetherald and Welo delivered to the Secretary of the Company written notice of the Consent Proposals and an executed written consent in support of the Consent Proposals, along with a written request that the Board, pursuant to Section 213(b) of the Delaware General Corporation Law, fix a record date for determining the Taronis shareholders entitled to act by written consent with respect thereto. The written request asked that the Board fix the record date by February 22, 2021.

On February 16, 2021, Wetherald and Welo filed a Schedule 13D with the SEC, reporting that as of February 8, 2021, Wetherald and Welo, collectively, beneficially owned an aggregate of 1,099,999 shares of Common Stock, constituting approximately 17.7% of the shares of Common Stock outstanding and describing the preliminary consent solicitation statement on Schedule 14A. On February 18, 2021, Wetherald and Welo, along with Ms. Thompson, filed an amendment to the Schedule 13D with the SEC, reporting that as of February 24, 2021, Wetherald and Welo and Ms. Thompson, collectively, beneficially owned an aggregate of 1,113,332 shares of Common Stock, constituting approximately 17.9% of the shares of Common Stock outstanding. The Schedule 13D filed by them, as amended, also provided that they “may in the future take such actions with respect to their investment in the [Company] as they deem appropriate including, without limitation, engaging in communications with management and the Board of the [Company], engaging in discussions with shareholders of the [Company] and others about the [Company] and [Wetherald and Welo and Ms. Thompson] investment, making proposals to the [Company] concerning changes to the capitalization, ownership structure, board structure (including board composition) or operations of the Issuer, purchasing additional shares of Common Stock, selling some or all of their shares of Common Stock, engaging in short selling of or any hedging or similar transaction with respect to the shares of Common Stock, or changing their intention with respect to any and all matters [described in the preliminary consent solicitation statement on Schedule 14A].”

Also on February 16, 2021, Wetherald and Welo delivered a letter to the Company, demanding the inspection of certain books, records and documents of the Company pursuant to Section 220 of the Delaware General Corporation Law.

On February 17, 2021, the Company, through its outside counsel, O’Melveny & Myers LLP, initiated discussions with counsel for Wetherald and Welo to explore whether a mutually acceptable settlement could be achieved that would allow both parties to avoid the costly and distracting consent solicitation process. As of the date of this filing, Wetherald and Welo have responded through their counsel that they would not be willing to consider a resolution that would not involve the replacement of the entire Board.

On February 22, 2021, the Board, pursuant to Section 213(b) of the Delaware General Corporation Law, and in compliance with the written request to fix a record date delivered to the Board on February 12, 2021, fixed March 4, 2021 as the record date (the “Record Date”) for determining the Taronis shareholders entitled to act by written consent with respect to the Activist Consent Proposals.

On February 23, 2021, the Company issued a press release notifying shareholders that the Board had fixed March 4, 2021 as the Record Date.

On February 25, 2021, Wetherald and Welo filed a revised preliminary consent statement on Schedule 14A with the SEC. Notwithstanding that the Board had already, pursuant to Section 213(b) of the Delaware General Corporation Law, fixed the Record Date, the revised preliminary consent statement included statements expressing incorrectly that an earlier record date with respect to the consent solicitation had been established.

On February 25, 2021, Wetherald and Welo filed an Amendment No. 1 to Schedule 13D with the SEC.

On February 26, 2021, the Company filed this preliminary consent revocation statement on Schedule 14A with the SEC.

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QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY WETHERALD AND WELO BUT INSTEAD TO SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

Q:	WHO IS MAKING THIS SOLICITATION FOR CONSENT REVOCATION?

A:	Your Board.

Q:	WHAT ARE WE ASKING YOU TO DO?

A:	You are being asked to revoke any consent that you may have delivered in favor of the five (5) proposals described in the Consent Solicitation Statement by voting the GREEN Consent Revocation Card and, by doing so, preserve the current composition of your Board, which will continue to act in your best interests.

Q:	WHAT IS A CONSENT SOLICITATION?

A:	Under Delaware law and our organizational documents, shareholders may act without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of a majority of the outstanding shares of common stock entitled to vote thereon.

Q:	WHAT IS THE BOARD’S POSITION WITH RESPECT TO THE ACTIVIST CONSENT PROPOSALS?

A:	Your Board strongly believes that the solicitation being undertaken by the two shareholders, Wetherald and Welo, is simply an attempt to disrupt the Company’s focus at a critical time in the Company’s development by Wetherald and Welo so that candidates selected by Wetherald and Welo can be installed. Your Board strongly believes that the solicitation being undertaken by Wetherald and Welo is not in the best interests of all of the Company’s shareholders for the reasons described above in Reasons to Reject the Consent Proposals. Your Board believes this is a follow on to Wetherland and Welo’s failed attempt to assume managerial control of the Company in December 2020.

Q:	WHAT DOES THE BOARD RECOMMEND?

A:	Your Board unanimously opposes the Activist Consent Solicitation and urges shareholders to reject the solicitation and revoke any consent previously submitted.

Q:	IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A:	No, it’s not too late. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GREEN Consent Revocation Card.

Q:	WHEN WILL THE CONSENTS BECOME EFFECTIVE?

A:	Under Delaware law, the Activist Consent Proposals will become effective if, upon certification by the independent inspector of election, valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the Record Date. Wetherald and Welo delivered to the Company a signed written consent on February 12, 2021, concurrently with the filing of the Activist Consent Solicitation Statement, and the Board set the Record Date as March 4, 2021. Thus, the Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date are delivered to the Company no later than May 3, 2021, which is the date that is 60 days following March 4, 2021.

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Q:	WHAT IS THE EFFECT OF DELIVERING A GREEN CONSENT REVOCATION CARD?

A:	By marking the “YES, REVOKE MY CONSENT” or “ABSTAIN” boxes on the enclosed GREEN Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Wetherald and Welo. Even if you have not submitted Wetherald and Welo’s white consent card, we urge you to submit a GREEN Consent Revocation Card as described above. Although submitting a GREEN Consent Revocation Card will not have any legal effect if you have not previously submitted Wetherald and Welo’s white consent card, we urge you to submit a GREEN Consent Revocation Card because it will help us keep track of the consent process.

Q:	WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the enclosed GREEN Consent Revocation Card. Then, sign and date the GREEN Consent Revocation Card and return it TODAY or as soon as possible in the envelope provided. It is important that you sign and date the GREEN Consent Revocation Card.

Q:	WHAT HAPPENS IF I DO NOTHING?

A:	If you do not send in any consent that Wetherald and Welo may send you and do not return the enclosed GREEN Consent Revocation Card, it will have the effect of your not consenting to the Activist Consent Proposals.

Q:	WHAT HAPPENS IF THE ACTIVIST CONSENT PROPOSALS PASS?

A:	If unrevoked consents representing a majority of Common Stock outstanding as of the Record Date are delivered to us with respect to each of the proposals by May 3, 2021, which is the date that is 60 days following the Record Date, all five of your experienced and duly elected directors from the Board will be removed and replaced with the Nominees, and the Nominees would then control Taronis. In addition, certain amendments to the Company’s Bylaws would become effective.

Q:	WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO THE ACTIVIST CONSENT PROPOSALS?

A:	In accordance with Delaware law and the Company’s organizational documents, the Board has set March 4, 2021 as the Record Date for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Activist Consent Solicitation. Only shareholders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Activist Consent Proposals.

Q:	IF I SUBMIT A GREEN ACTIVIST CONSENT REVOCATION CARD REVOKING MY CONSENT, CAN I SUBSEQUENTLY REVOKE SUCH ACTIVIST CONSENT REVOCATION?

A:	Yes. If you change your mind after submitting a consent revocation on the enclosed GREEN Consent Revocation Card, you can submit a later dated consent to Wetherald and Welo thereafter so long as such consent is submitted during the solicitation period. Delivery of a later dated consent to Wetherald and Welo would have the effect of revoking the earlier dated consent revocation delivered to Taronis.

Q:	IF WETHERALD AND WELO’S PROPOSALS ARE APPROVED, WILL IT RESULT IN A “CHANGE IN CONTROL?” AND IF SO, WHAT WILL THIS MEAN FOR THE COMPANY?

A:	If the Activist Consent Solicitation is successful, all five of the current members of your Board would be replaced with the Nominees, which could result in a “change in control” that could trigger, among other things, the acceleration of payments under the Company’s outstanding convertible debenture and could potentially lead to adverse consequences triggering an acceleration of payments under the Company’s revolving credit facility and term loan. In additional, employment agreements with senior management include “double trigger” provisions that could be implicated following a change in control. While the Board intends to take actions where advisable and appropriate to mitigate or prevent adverse consequences of such a change in control event to the Company, the Company estimates that potential liabilities in excess of $24 million in the aggregate could result in the event a change in control were to occur. These provisions could be triggered in the event the members of your Board are removed and replaced with the Nominees and Wetherald and Welo take control of Taronis. The Company does not currently have sufficient cash on hand to make such change in control payments. In the event a change in control were to occur and the Company is required to make such payments, the change in control would cause significant financial hardship and seriously impair the Company’s ability to continue its operations. Such an event would likely have a direct material adverse effect on shareholder value.

Q:	WHO SHOULD I CONTACT IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:	If you have questions regarding this Consent Revocation Statement or about submitting your GREEN Consent Revocation Card, or otherwise require assistance, please call MacKenzie Partners, Inc., the firm assisting us in soliciting the revocation of consents, toll-free at (800) 322-2885 or call collect at (212) 929-5500) or by email at TRNF@mackenziepartners.com.

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THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the Board set March 4, 2021 as the Record Date for the determination of the Company’s shareholders who are entitled to execute, withhold or revoke consents relating to the Activist Consent Solicitation. As of March 4, 2021, there were [●] shares of Common Stock outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote.

Only shareholders of record as of the Record Date are eligible to execute, withhold or revoke consents in connection with the Activist Consent Proposals. Persons beneficially owning shares of Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank or financial institution, may wish to contact such broker, bank or financial institution and instruct such person to execute the GREEN Consent Revocation Card on their behalf. Any failure to consent will have the same effect as withholding consent from the Activist Consent Proposals. Any abstention on an executed GREEN Consent Revocation Card will have the same effect as voting against the Activist Consent Proposals and revoking any prior consent to the Activist Consent Proposals.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in the Company’s certificate of incorporation, shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under the Company’s Bylaws, shareholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of a majority of the outstanding shares of common stock entitled to vote thereon. The Company’s certificate of incorporation does not prohibit shareholder action by written consent. Under Section 228 of the Delaware General Corporation Law, the Activist Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date, as certified by the independent inspector of election, are delivered to the Company in the manner required by Delaware law within 60 days of the earliest dated consent delivered to the Company. Wetherald and Welo delivered to the Company a signed written consent on February 12, 2021. The Board has set the Record Date at March 4, 2021, which means that valid, unrevoked consents signed by the holders of a majority of the shares of Common Stock outstanding as of the Record Date must be delivered no later than May 3, 2021, which is the date that is 60 days following the Record Date.

Because the Activist Consent Proposals could become effective before May 3, 2021, we urge you to act promptly and return the GREEN Consent Revocation Card today.

Effect of GREEN Consent Revocation Card

A shareholder may revoke any previously signed consent by signing, dating and returning to the Company a GREEN Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Wetherald and Welo. Shareholders are urged, however, to return all consent revocations to MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018 (Facsimile No. (646) 439-9201). The Company requests that if a revocation is instead delivered to Wetherald and Welo, a copy of the revocation also be returned to the Company, c/o MacKenzie Partners, Inc., at the address or facsimile number set forth above so that the Company will be aware of all revocations. If you return your GREEN Consent Revocation Card by facsimile, please be sure to fax both sides.

When marking boxes on the GREEN Consent Revocation Card, “YES, REVOKE MY CONSENT” and “ABSTAIN” will have the effect of revoking a prior consent.

Unless you specify otherwise, by signing and delivering the GREEN Consent Revocation Card, you will be deemed to have revoked consent to all of the Activist Consent Proposals, except that you will not be treated as having revoked your consent to removal of any director or election of any director whose name is written in the space provided in the GREEN Consent Revocation Card.

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Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your GREEN Consent Revocation Card to the Company or to Wetherald and Welo or by delivering to Wetherald and Welo a subsequently dated white consent card that Wetherald and Welo sent to you.

The revocation of any previously delivered consent or consent revocation must be signed, have a subsequent date than the previously delivered consent or consent revocation and is not required to state the number of shares held unless you wish to revoke your consent with respect to less than all shares as to which you previously consented, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a consent, the revocation should identify the relevant account the consent for which is being revoked.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the GREEN Consent Revocation Card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed GREEN Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o MacKenzie Partners, Inc., at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO WETHERALD AND WELO. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN THE GREEN CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. WHEN MARKING BOXES ON THE GREEN CONSENT CARD, “YES, REVOKE MY CONSENT” AND “ABSTAIN” WILL HAVE THE EFFECT OF REVOKING A PRIOR CONSENT. IF YOU SIGN AND DATE THE CONSENT REVOCATION CARD BUT MAKE NO DIRECTION, YOU WILL BE TREATED AS HAVING REVOKED YOUR CONSENT WITH RESPECT TO THE ACTIVIST CONSENT PROPOSALS, EXCEPT THAT YOU WILL NOT BE TREATED AS HAVING REVOKED YOUR CONSENT TO THE REMOVAL OF ANY DIRECTOR, OR THE ELECTION OF ANY DIRECTOR, WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ON GREEN CONSENT REVOCATION CARD.

The Company has retained MacKenzie Partners, Inc. to assist in communicating with shareholders in connection with the Activist Consent Solicitation and to assist in Taronis’ efforts to obtain consent revocations. If you have any questions about how to complete or submit your GREEN Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885 or by email at TRNF@mackenziepartners.com.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent cards. Instead, you can reject the solicitation efforts of Wetherald and Welo and revoke your consent by promptly completing, signing, dating and mailing the enclosed GREEN Consent Revocation Card to MacKenzie Partners, Inc., 1407 Broadway, 27th Floor, New York, NY 10018 (Facsimile No. (646) 439-9201). If you return your GREEN Consent Revocation Card by facsimile, please be sure to fax both sides and contact MacKenzie Partners, Inc. toll-free at (800) 322-2885 or (212) 929-5500 (call collect) to confirm receipt of your fax. Please be aware that if you sign a GREEN Consent Revocation Card but do not check any of the boxes on the card, you will be treated as having revoked any prior consent to all of the Consent Proposals, except that you will not be treated as having revoked your consent to removal of any director or election of any director whose name is written in the space provided in the GREEN Consent Revocation Card.

Results of Consent Revocation Statement

The Company will retain an independent inspector of elections in connection with the Activist Consent Solicitation. The Company intends to notify shareholders of the results of the Activist Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K, promptly following the receipt of a final report of the inspector of elections.

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SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs of (if any) litigation related to the solicitation, will be approximately $[●], of which approximately $[●] has been incurred as of the date hereof. In addition to solicitation by mail, directors and officers of the Company may, without additional compensation, solicit revocations by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication.

The Company has retained MacKenzie Partners, Inc. as its soliciting agent, for reasonable and customary fees, plus reasonable out-of-pocket expenses incurred on Taronis’ behalf, to assist in the solicitation of consent revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of Common Stock. MacKenzie Partners, Inc. has advised the Company that approximately [●] of its employees will be involved in the solicitation of consent revocations by MacKenzie Partners, Inc. on behalf of the Company. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of Taronis’ directors and certain of Taronis’ executive officers and other employees may be deemed to be “participants” in this consent revocation solicitation. Please refer to the sections entitled Board of Directors and the appendix entitled Supplemental Information Regarding Participants for information about Taronis’ directors and executive officers and other employees who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit shareholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

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CERTAIN AGREEMENTS

If the Activist Consent Solicitation is successful, all five of the current members of your Board would be replaced with the Nominees, which could result in a “change in control” that could trigger events of default under certain of the Company’s agreements governing its indebtedness and would also potentially trigger severance termination provisions under the Company’s employment agreements with its executives. As a result, replacing all five of the current members of your Board could cause the Company significant financial liability. While the Board intends to take actions where advisable and appropriate to mitigate or prevent adverse consequences of such a change of control event to the Company, in the aggregate, the Company estimates that it could be required to pay in excess of $24 million if even a majority of the current members of your Board are replaced, which would be due and payable on the date the Nominees take office should they be elected. The Company does not have sufficient cash on hand to pay this amount, and the requirement to do so could cause the Company significant financial and operational harm, and seriously impair the Company’s ability to continue its operations. If the Company is unsuccessful in seeking a waiver of these provisions, raising additional capital, or obtaining financing to pay these liabilities, the Company would likely become insolvent and you could lose all or part of your investment.

A summary of the agreements under which a “change in control” would or could be triggered are summarized below.

Credit Facility and Term Loan

On October 21, 2020, the Company and certain of its subsidiaries entered into a Loan and Security Agreement (the “Loan Agreement”) with Tech Capital, LLC (the “Lender”). The Loan Agreement provided the Company with a senior secured asset-based revolving credit facility of up to $10 million (the “Facility Commitment”). As security for the Facility Commitment, the Company granted Lender a lien on all of its assets, including accounts receivable and inventory. In addition, on December 14, 2020, the Company entered into a Secured Promissory Note (the “Promissory Note”) with Lender for a senior secured term loan in the amount of $2.5 million (the “Term Loan”).

Pursuant to the terms of the Loan Agreement and Promissory Note, the Company will be in default in the event that the Lender determines that there has been a material adverse change in the Company’s business or financial condition, or that there has been any change in the Company’s ability to pay and perform its obligations when due. In the event the Lender were to determine that the replacement of the entire Board was a material adverse change in the Company’s business, or that the Company has been impacted financially as a result of the replacement of the entire Board such that the Company is unable to pay its obligations as a result of a change in control due to the other payment obligations described in this section, the Company would be in default under the Loan Agreement and the Promissory Note. Upon an event of default, the Lender can require all of the obligations under the Loan Agreement and Promissory Note to be immediately due and payable. Thereafter, all amounts outstanding will bear interest at an additional 5%. In addition, the Lender could foreclose on the Company’s assets and control or otherwise sell its assets. The Company estimates that the occurrence of an event of default would result in payment obligations in excess of $12.5 million becoming immediately due and payable to the Lender, while also risking potential foreclosure on the Company’s assets if the Company is unable to fulfill such payment obligations.

Executive Severance Plan and Employment Agreements

The Company maintains an Executive Severance Plan (the “Severance Plan”) and employment agreements with its senior management that provide severance protection to the Company’s senior management who, among other things, may be terminated following a change in control or terminate their employment following a change in control if their compensation or duties are materially reduced. Pursuant to the Severance Plan, the replacement of your current Board with the Nominees would be considered a change in control. If a participant is terminated by the Company after a change in control, or such participant terminates his employment following a reduction in salary or job responsibilities, such participant’s severance benefit would be generally due and payable in a lump sum on or before the 60th day following the termination date. A participant’s severance benefit in the event of termination following a change in control includes (i) a cash payment equal to the participant’s base salary for thirty-six (36) months in the case of the Chief Executive Officer and Vice President, General Counsel, and Secretary, and twenty-four (24) months in the case of the Chief Financial Officer, (ii) a cash payment equal to the maximum amount of all bonus awards, (iii) a lump sum cash payment equal to cost of monthly medical and dental coverage under COBRA for twenty-four (24) months, and (iv) the immediate vesting of all equity awards that have not yet vested upon such termination following a change in control.

The Company estimates that, if all of the participants either (i) are terminated by the Company following a change in control or (ii) terminate their employment following a change in control if there is also a material reduction in their respective compensation or duties or for “good reason”, the Company would incur obligations to pay the participants lump sum cash payments in excess of $10.5 million in the aggregate.

Convertible Debenture

In connection with a private placement offering of convertible debentures and warrants that closed in August 2020, the Company has one outstanding convertible debenture in the principal amount of $675,000. If all five of the current members of your Board were replaced with the Nominees, it would constitute a change in control under the outstanding convertible debenture. A change in control would constitute an event of default, which would require the immediate payment of the outstanding principal amount of the convertible debenture, plus accrued but unpaid interest, liquidated damages, and other amounts owing through the date of acceleration in cash at a default amount. The default amount is the sum of 130% of the outstanding principal amount of the debenture, plus 130% of the accrued and unpaid interest thereon, plus 130% of all other amounts and costs due under the debenture. Commencing on the occurrence of an event of default, the debenture will accrue interest at 18% or the maximum amount permitted under applicable law.

The Company estimates that in the event all five of the current members of your Board would be replaced with the Nominees, an event of default would occur under the debenture and the Company would have liabilities in excess of $1 million. In such an event, the Board will consider whether to approve the Wetherald and Welo nominees for purposes of avoiding an event of default under the convertible debenture.

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OUR BOARD OF DIRECTORS AND GOVERNANCE MATTERS

Directors and Executive Officers

The following table sets forth the names, ages, positions and dates of appointment of our current directors and executive officers.

Name	Age	Position	Date Appointed
Scott Mahoney	46	Chief Executive Officer, President and Director	April 9, 2019
Edward J. Fred	62	Chief Financial Officer and Treasurer	December 24, 2020
Tyler B. Wilson, Esq.	36	Vice President, Secretary and General Counsel	April 9, 2019
Kevin Pollack	50	Director	August 13, 2019
William Staunton III	73	Director	August 13, 2019
Robert Dingess	74	Director	August 13, 2019
Peter Molloy	49	Director	August 13, 2019

Significant Employees

Jack Armstrong – Vice President of Business Development

Richard Conz – Vice President of Engineering, Research & Development

Jered Ruyle - Executive VP, Central U.S. Sales and Operations

Sal Pena – Executive VP, Western U.S. Sales and Operations

Troy Galvin – Executive VP, Eastern U.S. Sales and Operations

Michael Khorassani – Director of Investor Relations

Family Relationships

None.

Business Experience

Scott Mahoney is our Chief Executive Officer, President and a member of our Board of Directors. He presently holds the same role with Taronis Technologies, Inc. He previously served as of Chief Financial Officer and Secretary of Taronis Technologies since December 2016. Mr. Mahoney has 20 years of financial and distressed situation management experience. Prior to joining Taronis, Mr. Mahoney was the Chief Financial Officer of Phoenix Group Metals, LLC, a leading auto core supply and automobile recycling company based in Phoenix, AZ. In addition, Mr. Mahoney has served in several entrepreneurial roles in the oil industry, raising over $200MM in equity and debt capital for previous projects in the Permian Basin, Eagle Ford, Williston Basin, Rockies and Mid-continent. Mr. Mahoney has managed 13 oil and gas acquisitions, and managed or participated in more than 350 oil and gas wells. Prior to co-founding Vast, Mr. Mahoney was the Chief Financial Officer of American Standard Energy Corp, building that company from a start-up to a $400 million market capitalization in two years.

Prior to American Standard, Mr. Mahoney founded Catalyst Corporate Solutions, a financial consulting firm focused on turnaround management in the heavy industrial, business services and oil and gas industries. Under that firm, Mr. Mahoney served as a strategic advisor to XOG Operating, LLC a contract operator in 17 states and Geronimo Holding Corporation, a portfolio of oil and gas assets in the Permian Basin, Williston Basin, Eagle Ford, South Texas, among other holdings. Mr. Mahoney also advised a number of southwest-based companies on restructuring, debt and equity financings, acquisitions and the sale of multiple businesses. He has extensive experience in the technology, heavy manufacturing, recycling and transportation and construction industries through both his banking and consulting client base. Prior to forming Catalyst, Mr. Mahoney spent 13 years in corporate and investment banking with JP Morgan, Wells Fargo and Key Bank. Mr. Mahoney is a Chartered Financial Analyst and has an MBA from the Thunderbird School of Global Management and two Bachelors degrees from the University of New Hampshire.

Mr. Mahoney’s qualifications to serve on our Board include his financial and management experience.

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Edward J. Fred is our Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Fred was the principal of EJF Consulting and TEE Enterprises, which are managerial consulting firms he founded in 2018 and 2015, respectively. Prior to founding EJF Consulting and TEE Enterprises, from 2015 to 2018 he was the Chief Executive Officer and President of Origo Acquisition Corp., an investment vehicle designed to bring a privately-held company to the public marketplace. Mr. Fred retired in March 2014 as the Chief Executive Officer and President of CPI Aero, a publicly-held aerospace company listed on the NYSE MKT (symbol: CVU), now known as the NYSE American. Mr. Fred previously was a member of the American Stock Exchange’s and NYSE’s listed Company Councils, which advised the exchanges on the needs of smaller public companies. He previously served on the Board of Directors and was the Audit Committee Chairman of Interlink Electronics and on the Board of Directors and Audit Committee of TOMI Environmental Solutions. He graduated from Dowling College in 1980 with a BBA in Accounting, and went to work in the accounting department of Borden, Inc., a Fortune 50 food conglomerate. After leaving Borden, he spent two and a half years with Sterling Drug, before going to work for Grumman Aerospace Corporation for 10 years. Mr. Fred also holds an Executive MBA from Hofstra University.

Tyler B. Wilson, Esq. is our Vice President, Secretary and General Counsel. Mr. Wilson has held several executive level positions during his tenure with the Company, including that of Chief Financial Officer, Treasurer, Secretary and General Counsel. In November 2020, Mr. Wilson transitioned from leading the finance and accounting team to an expanded managerial role of Vice President of the Company. Mr. Wilson now assists with day-to-day operations of our corporate and retail divisions. Over the course of his career, Mr. Wilson has founded and co-founded a number of successful start-ups and has extensive experience in business operations, capital markets, M&A and operational leadership. Mr. Wilson holds a Bachelor of Arts from the University of Notre Dame, a Juris Doctor from the University of Notre Dame Law School and has completed extensive course work at Columbia Business School.

Jack Armstrong is our Vice President of Business Development. Mr. Armstrong has over 20 years of experience in the capital markets. He was a Managing Director at Piper Jaffray, Head of Trading at ThinkEquity Partners and recently the Senior Vice President of the Corporate Client Group at Northland Capital Markets assisting companies in strategy and capital raises. Over his career, Mr. Armstrong has worked with senior level management at several of the largest investment companies through the process of raising an estimated $5 billion of funds over his career. Mr. Armstrong received a Bachelor of Administration in Economics from Arizona State University.

Richard Conz is our Vice President of Engineering, Research & Development. Mr. Conz is an accomplished professional with more than thirty years of engineering, program management, and new business development experience which included 28 years with Raytheon. His expertise includes component and system level design, integration and test, production, deployment and maintenance of complex electro-mechanical systems. He is well-trained and versed in engineering processes, strategy development, and project scoping, planning, execution, and budget/resource management throughout the entire program life cycle. In 2011, he received a patent for performing complex cost/performance trades to determine system best value solutions. In 2013, Mr. Conz launched a successful consulting business, providing business development, program management, and engineering services. In this role, he provides leadership and direction in the areas of company/program assessments, market analysis, business intelligence, Price-To-Win assessments, and has a solid reputation as a Subject Matter Expert (SME) in multiple markets. He received his Bachelor of Science degree in Electrical Engineering from Wayne State University and held Program Management, Capture Management, and Six Sigma certifications.

Jered Ruyle is Executive VP, Central U.S. Sales and Operations. Mr. Ruyle has more than 14 years of experience in the packaged gas industry. Prior to joining MagneGas, Mr. Ruyle held key positions with his family’s multi-generational business in the welding supply industry. He has experience in fill plant operations, management of logistics teams and sales teams, and was the President of an independent packaged gas distributor. Mr. Ruyle obtained his Bachelor degree from the University of Texas at Tyler in Business administration.

Sal Pena is our Executive VP, Western U.S. Sales and Operations. Mr. Peña has more than 20 years of successful business management experience in a variety of industries and more than 12 years in compressed gases and welding supplies. Mr. Peña holds a Bachelors Degree from San Diego State University in Industrial Arts with an emphasis on Manufacturing and Graphic Design as well as a Bachelors Degree in Spanish Literature.

Troy Galvin is our Executive VP, Eastern U.S. Sales and Operations. Mr. Galvin has over 25 years of experience in sales, operations and management, with nearly 10 years in the welding and industrial gas distribution market. His solid business acumen and collaborative management style have historically led to multiple record setting sales years. Troy attended Sacramento State College of Business Administration.

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Michael Khorassani is our Director of Investor Relations. Mr. Khorassani has over 28 years experience in the financial services industry. Prior to joining Taronis Mr. Khorassani served as Director of Investments at the Private Client group of Oppenheimer and Co. for 18 years. Mr. Khorassani focused on small and mid-sized companies in the technology and oil and gas sectors. Mr. Khorassani attended NYU university and holds series 7, 63, 65 licenses.

Robert L. Dingess is an independent director. He has served as Chairman of our Board and Audit Committee and as a member of the Compensation Committee for Taronis Fuels since August 13, 2019. Mr. Dingess previously served as Chairman of the Board of Directors of Taronis Technologies, Inc., our former parent company, from April 30, 2013 to September 30, 2020. Mr. Dingess has over 35 years of financial and management experience, including working with several large healthcare organizations, owning and operating his own businesses, and serving as a Senior Manager and Partner of Ernst & Young. Mr. Dingess currently is owner and Chief Executive Officer of Ideal Management Services, Inc., d/b/a Ideal Image Central Florida, a med-spa company with four locations in central Florida. From 1992 to 2002, Mr. Dingess served as the Chief Executive and owner of Dingess & Associates, Inc., a private healthcare consulting and management company, which served healthcare clients in multiple states. From 1986 to 1992, Mr. Dingess was a Senior Manager and Partner in Ernst & Young’s Southeast Region Healthcare Operations Business Office Practice, where he advised over 200 healthcare clients in healthcare financial management. Mr. Dingess holds a Master of Business Administration from Virginia Commonwealth University and a Bachelor of Business Administration from Marshall University.

Mr. Dingess’ experience in owning and operating his own businesses, serving as a Partner at E&Y and in advising companies give him the qualifications and skills to serve as a Director of our Company.

Kevin Pollack is an independent director. He has served as an independent director, Chairman of our Nominating and Corporate Governance Committee, and member of the Audit Committee, Acquisitions Committee and External Communications Committee since August 13, 2019. Mr. Pollack previously served as an independent director of Taronis Technologies, Inc., our former parent company, from June 21, 2012 to September 30, 2020. Mr. Pollack served as Chief Financial Officer of Opiant Pharmaceuticals, Inc. (NASDAQ: OPNT), a pharmaceutical company, and as a member of its Board of Directors, from 2012 until 2017, and as an advisor from 2017 until 2018. From 2007 until 2013, Mr. Pollack was a managing director at Paragon Capital LP, a private investment firm focused primarily on U.S.-listed companies. Since 2003, Mr. Pollack has also served as president of Short Hills Capital LLC. Prior to that, Mr. Pollack worked as an investment banker at Banc of America Securities LLC, focusing on mergers and acquisitions and corporate finance. Mr. Pollack started his career at Sidley Austin LLP (formerly Brown & Wood LLP) as a securities attorney. Since 2012, Mr. Pollack has served as a member of the board of directors of Pressure BioSciences, Inc. (OTCQB: PBIO). Mr. Pollack graduated magna cum laude from the Wharton School of the University of Pennsylvania and received a dual J.D./M.B.A. from Vanderbilt University, where he graduated with Beta Gamma Sigma honors.

Mr. Pollack’s qualifications to serve on our Board include his financial, legal, investment and management experience, including his experience with other public companies.

William W. Staunton III is an independent director. He has served as an independent director and Chairman of the Compensation Committee and Acquisitions Committee since August 13, 2019. Mr. Staunton previously served as an independent director of Taronis Technologies, Inc., our former parent company, from April 30, 2013 to September 30, 2020. He is the CEO and Chairman of Okika Technologies, an electronics design services company specializing in custom integrated circuit (IC), firmware, and software solutions. He has been the President of Accel–RF Corporation, a provider of RF Reliability Test Systems for compound semiconductor devices from 2011 until 2013. In 2011, Mr. Staunton founded Kokua Executives, LLC, which provides guidance and interim executive level-leadership to companies. From 2000 to 2011, Mr. Staunton served as the Chief Executive Officer and a Director of Ramtron International Corporation, which designs, develops and markets specialized semiconductor memory, microcontroller, and integrated semiconductor solutions. From March 1999 until December 2000, Mr. Staunton served as Chief Operating Officer of Maxwell Technologies, which designs and manufactures multi-chip modules and board products for commercial satellite applications. Previously, Mr. Staunton was executive vice president of Valor Electronics Inc. from April 1996 until February 1999. Mr. Staunton holds a Bachelor of Science degree in electrical engineering from Utah State University.

Mr. Staunton’s extensive experience in the semi-conductor industry, with specific background in Military and Space Contracting, give him the qualifications and skills to serve as a director of our Company.

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Peter Molloy is an independent director. He has served as an independent director, Chairman of our External Communications Committee, and as a member of the Nominating and Corporate Governance Committee since August 13, 2019. Mr. Molloy has nearly 25 years of creating, advising and investing in private and public companies, with a particular focus on the Technology, Cleantech and Healthcare Sectors. He was previously the founder and CEO of Edison Group where he spent 15 years building the company into an international brand with a global team in excess of 100 people, recognized for its world class equity research platform, advisory services, and deep sector expertise. He remains a Director and principle shareholder of Edison. Mr. Molloy is also the co-founder of various other companies including, most recently, a small molecule biotech focused on immune-oncology. Mr. Molloy’s earlier career includes an extensive period as an institutional investor, most notably at Hermes Investment Management in London, managing a technology and healthcare focused small/mid-cap portfolio, and with a close involvement in Hermes’ shareholder activism initiatives. Mr. Molloy currently sits on the Board of Tryp Therapeutics, Inc, advises the Boards of several private and public companies and is also Chair of the African based charity Kick4Life. Mr. Molloy graduated from the University of Exeter (UK) with a degree in Economics and is an alumnus of London Business School.

Mr. Molloy’s extensive experience advising public and private companies with a focus on technology give him the qualifications and skills to serve as a director of our Company.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons, or nominees has:

●	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	Had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	Been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	Been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	Been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

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Code of Business Conduct

We have adopted a Code of Business Conduct effective as of August 12, 2019, that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees. Our standards are in writing and are to be posted on our website at a future time. The following is a summary of the key requirements of our Code of Business Conduct:

●	Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our Company;

●	Compliance with applicable government laws, rules and regulations;

●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●	Accountability for adherence to the code.

We will provide to any person, without charge, upon request, a copy of such Code of Business Conduct, as amended. Requests should be addressed to the address appearing on the cover page of this Annual Report on Form 10-K, Attn: Corporate Secretary.

Whistleblower Policy

Our Audit Committee adopted a Whistleblower Policy effective as of January 25, 2021 to establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the submission by employees of the Company and others, on a confidential and anonymous basis, of good faith concerns regarding questionable accounting or auditing matters. Employees have the ability to submit concerns to the Audit Committee on a confidential and, if desired, anonymous basis. A copy of the Whistleblower Policy will be posted on our website at a future time.

Corporate Governance

Director Independence

We make our determination of director independence using the definition of “independence” set forth in NYSE Listing Rule 303A.02, which provides:

(a)(i) No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

(ii) In addition, in affirmatively determining the independence of any director who will serve on the compensation committee of the listed company’s board of directors, the board of directors must consider all factors specifically relevant to determining whether a director has a relationship to the listed company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

(A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the listed company to such director; and

(B) whether such director is affiliated with the listed company, a subsidiary of the listed company or an affiliate of a subsidiary of the listed company.

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The NYSE listing rules provide that a director cannot be considered independent if:

(b) In addition, a director is not independent if:

(i) The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii) The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii) (A) The director is a current partner or employee of a firm that is the listed company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv) The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v) The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

We have determined that the following directors of the Company are “independent” directors as defined by applicable SEC rules and NYSE listing standards: Robert Dingess, Kevin Pollack, William Staunton and Peter Molloy.

Board Meetings and Committees; Annual Meeting Attendance

The business and affairs of the company are managed under the direction of our Board of Directors (“Board”). We conduct two formal Board meetings per year. Each of our directors is required to attend the meetings either in person or via telephone conference. The Board also conducts monthly telephone calls in which the majority of the independent Board members must be present. In fiscal 2020, the Audit Committee held four (4) meetings, the Compensation Committee held five (5) meetings, the Nominating and Corporate Governance Committee held three (3) meetings, the Acquisition Committee held five (5) meetings, and the External Communications Committee held zero (0) meetings. The Company encourages all directors to attend annual meetings.

Term of Office

Our directors are appointed for staggered terms. The Board of Directors of the Company is divided into three classes designated as Class I, Class II and Class III, respectively. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. To the extent practicable, the Board of Directors shall assign an equal number of directors to Class I, Class II and Class III. At the first annual meeting of shareholders after the filing of the Certificate of Incorporation, the terms of the Class I directors shall expire and Class I directors shall be elected for a full term of office to expire at the third succeeding annual meeting of shareholders after their election. At the second annual meeting of shareholders, the terms of the Class II directors shall expire and Class II directors shall be elected for a full term of office to expire at the third succeeding annual meeting of shareholders after their election. At the third annual meeting of shareholders, the terms of the Class III directors shall expire and Class III directors shall be elected for a full term of office to expire at the third succeeding annual meeting of shareholders after their election. At each succeeding annual meeting of shareholders, directors elected to succeed the directors of the class whose terms expire at such meeting shall be elected for a full term of office to expire at the third succeeding annual meeting of shareholders after their election. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class.

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Board Committees

Our Board has established four standing committees: audit, compensation, acquisition and corporate governance and nominating. Actions taken by our committees are reported to the full Board. The Board has determined that all members of each of the audit and compensation committees are independent under the current listing standards of the NYSE. Our corporate governance and nominating committee is comprised of two independent directors.

Audit Committee	Compensation Committee	Acquisition Committee	Nominating and Corporate Governance Committee	External Communications Committee
Robert Dingess*	William Staunton III*	William Staunton III*	Kevin Pollack*	Peter Molloy*
Kevin Pollack	Robert Dingess	Kevin Pollack	Peter Molloy	Kevin Pollack

* Indicates committee chair

Audit Committee

Our Audit Committee, which currently consists of two directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal controls and compliance functions of the Company. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of the Company and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of our internal controls. In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of our auditors, legal counsel and responsible officers. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing of the NYSE. Our Board has also determined that Mr. Dingess qualifies as an “audit committee financial expert.”

Compensation Committee

Our Compensation Committee, which currently consists of two directors, establishes executive compensation policies consistent with our objectives and our shareholders’ interests. Our Compensation Committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our Compensation Committee generally is responsible for:

●	Establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and other employees;

●	Overseeing our compensation plans, including the establishment of performance goals under the company’s incentive compensation arrangements and the review of performance against those goals in determining incentive award payouts;

●	Overseeing our executive employment contracts, special retirement benefits, severance, change in control arrangements and/or similar plans;

●	Acting as administrator of any company stock option plans; and

●	Overseeing the outside consultant, if any, engaged by the Compensation Committee.

Our Compensation Committee periodically reviews the compensation paid to our non-employee Directors and the principles upon which their compensation is determined. The compensation committee also periodically reports to the Board on how our non-employee Director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

Outside consulting firms retained by our Compensation Committee and management also will, if requested, provide assistance to the compensation committee in making its compensation-related decisions.

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Acquisition Committee

Our Acquisition Committee reviews mergers and acquisitions deemed to be material to provide additional oversight and guidance to Management and the Board. The Acquisition Committee is comprised of two (2) directors. Each Acquisition Committee member is subject to annual reconfirmation and may be removed by the Board at any time. In addition, our Acquisition Committee generally is responsible for:

●	Reviewing acquisition strategies with the Company’s management and investigating acquisition targets on behalf of the Company.

●	Recommending acquisition strategies and candidates to the Company’s Board, as appropriate.

●	Reporting all of its material actions to the Board and keeping the Board apprised of the Company’s proposed material investments and acquisitions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which currently consists of two directors, monitors our corporate governance system, assesses Board membership needs, makes recommendations to the Board regarding potential director candidates for election at the annual meetings of shareholders or in the event of any director vacancy and performs any other functions or duties deemed appropriate by the Board.

Director candidates must have experience in positions with a high degree of responsibility and leadership experience in the companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to the Company. The Nominating and Corporate Governance Committee considers a candidate’s principal employment and employment history, expertise relevant to the Company’s business, the amount of time the candidate will be able to commit to the Board, independence, financial literacy and expertise, public company experience, and other personal qualities. We do not maintain a separate policy regarding the diversity of our Board members. However, consistent with its charter, the Corporate Governance and Nominating Committee, and ultimately the Board, seeks directors (including nominees for director) with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve our governance and strategic needs.

The Nominating and Corporate Governance Committee also considers candidates validly nominated by stockholders in accordance with applicable laws, rules and regulations, and provisions in the Company’s Bylaws. The Nominating and Corporate Governance Committee applies the same evaluation process to candidates submitted by shareholders. Shareholders may recommend candidates for the Nominating and Corporate Governance Committee to consider by writing to the Nominating and Corporate Governance Committee in care of our Secretary, 24980 N. 83rd Avenue, Suite 100, Peoria, AZ 85383. To timely submit a nomination, a shareholder should follow the guidelines in the Section entitled “General Information” in this Consent Revocation Statement. Submitting a shareholder recommendation to the Nominating and Corporate Governance Committee does not ensure that shareholders will have an opportunity to vote on the shareholder’s candidate because the Nominating and Corporate Governance Committee may determine not to recommend the candidate to the full Board or the full Board may determine not to recommend the candidate to shareholders.

External Communications Committee

Our External Communications Committee, which currently consists of two independent directors, is charged with assisting with senior level management with reviewing Company press releases and other external communications and providing content recommendations prior to public dissemination. Members of the External Communications Committee are selected by the Board of Directors based on prior experience or expertise dealing with public relations, investor relations or legal disclosures.

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Shareholder Communications

Our Board provides a process for shareholders to send communications to our Board or to individual directors or groups of directors. Our Board of Directors recommends that shareholders initiate any communications with our Board (or individual directors or groups of directors) in writing. These communications should be sent by mail to our Secretary at Taronis Fuels, Inc. 24980 N. 83rd Avenue, Suite 100, Peoria, AZ 85383. This centralized process will assist our Board in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board recipient or recipients should be clearly noted in the communication (including whether the communication is intended only for the non-management directors as a group). Our Board has instructed our Secretary to forward such correspondence only to the intended recipients; however, our Board has also instructed our Secretary, prior to forwarding any correspondence, to review such correspondence and not to forward any items deemed to be of a purely commercial or frivolous nature (such as spam) or otherwise obviously inappropriate for the intended recipient’s consideration. In such cases, our Secretary may forward some of the correspondence elsewhere within our company for review and possible response.

Board Leadership Structure and Role in Risk Oversight

Our Board leadership structure includes a non-executive Chairman of the Board who is an independent director. Mr. Dingess serves as the non-executive Chairman of the Board. The Board currently believes that separating the Chief Executive Officer and Chairman roles will enable our Chief Executive Officer, Mr. Mahoney, to focus on the business strategy and operations of the company, while an independent Chairman will provide the continuity of leadership of the Board necessary for the Board to fulfill its responsibilities.

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel and others, as considered appropriate regarding our assessment of risks. The Board focuses on the most significant risks facing the Company and our general risk management strategy, and also ensures that risks undertaken by the Company are consistent with the Board’s tolerance for risk. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

The Audit Committee assists our Board in its general oversight of, among other things, the Company’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the Audit Committee reviews and assesses the Company’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews and assesses the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit department, the effectiveness of the Company’s disclosure controls and procedures and the adequacy and effectiveness of the Company’s risk management policies and related practices.

Transactions with Related Persons

None.

Review, Approval or Ratification of Transactions with Related Persons

We are a “Smaller Reporting Company,” as defined by 17 C.F.R. § 229.10(f)(1) and are not required to provide information required by 17 CFR §229.404(b).

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EXECUTIVE COMPENSATION

Overview

The Compensation Committee is responsible for determining the compensation of our executive officers. Our executive compensation program consists primarily of a base salary, an annual cash incentive opportunity, and long-term equity incentive awards. In making executive compensation decisions, the Compensation Committee is guided by the principle that our compensation program should be structured to help attract, reward and retain highly talented executive officers and also should encourage creation of stockholder value and achievement of strategic corporate objectives.

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined under applicable securities laws, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. In certain circumstances, the compensation of former executive officers may also need to be disclosed. The table below sets forth the compensation for services rendered to us during 2020 (and, if applicable, 2019) by these executive officers (also referred to as our named executive officers, or NEOs).

All share numbers set forth in this section have been adjusted to account for the Company’s 1-for-75 reverse stock split effective on December 28, 2020.

Executive Compensation Table – Fiscal Years 2020 and 2019

The following table summarizes the total compensation earned by each of our named executive officers for the fiscal years ended December 31, 2020 and 2019. The Company became an independent, public company upon completion of a spin-off from its former parent company, Taronis Technologies, Inc., on December 5, 2019. Accordingly, the compensation provided below for fiscal 2019, which was earned prior to the spin-off, includes compensation earned by our named executive officers for services provided to Taronis Technologies and the Company prior to the spin-off.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Totals ($)

Scott Mahoney,	2020	500,000	-		369,000	(2)	-	225,000	(3)	-	48,077	(4)	1,142,077
Chief Executive Officer & President(5)	2019	256,135	75,000		-		-	-		-	25,961		357,096

Tyler B. Wilson, Esq.	2020	275,000	-		-		-	137,500	(6)	-	37,019	(7)	449,519
Vice President, Secretary, and General Counsel(8)	2019	189,423	35,000		-		-	-		-	30,923		255,346

Edward J. Fred	2020	4,807	50,000	(10)	-		-	-		-	-		54,807
Chief Financial Officer and Treasurer(9)	2019	-	-		-		-	-		-	-		-
	2020	33,653.83	-		683,001.11	(12)	-	-		-	4,530.05	(13)	721,184.99

Mary Pat Thomson Former Chief Financial Officer and Former Treasurer(11)	2019	-	-		-		-	-		-	-		-

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Narrative to Executive Compensation Table

(1)	The amounts reported in this column reflect the fair value on the grant date of the equity awards granted to our named executive officers in fiscal 2020 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation — Stock Compensation. In each case, this amount was determined based on the closing price of the Company’s common stock on the applicable grant date.

(2)	Represents the grant date value of a fully vested award of 40,000 deferred restricted stock units granted in accordance with the Company’s 2019 Equity Incentive Plan for Mr. Mahoney’s contributions to the Company during fiscal 2020. The award will be settled in shares of the Company’s common stock within 60 days of the earliest to occur of the following: (i) a Corporate Transaction (as defined in the Company’s 2019 Equity Incentive Plan); (ii) a termination of Mr. Mahoney’s service with the Company; (iii) the date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election; or (iv) October 16, 2025.

(3)	Represents the one-half of the bonus earned by Mr. Mahoney for performance during fiscal 2020 pursuant to the Company’s Executive Bonus Plan that was paid in cash. The remaining one-half of the bonus was awarded to Mr. Mahoney as 49,020 shares of the Company’s common stock in January 2021 that vest one year from the date of issuance. Under applicable SEC rules, this award of shares will be reported as part of Mr. Mahoney’s 2021 compensation in the Company’s proxy statement for the 2022 annual meeting of stockholders.

(4)	Represents the payout in 2020 of accrued earned paid time off pursuant to the terms of the executive’s employment agreement.

(5)	Mr. Mahoney also served as the Company’s interim Chief Financial Officer and Treasurer during the 2020 fiscal year from December 18, 2020 through December 24, 2020.

(6)	Represents the one-half of the bonus earned by Mr. Wilson for performance during fiscal 2020 pursuant to the Company’s Executive Bonus Plan that was paid in cash. The remaining one-half of the bonus was awarded to Mr. Wilson as 29,957 shares of the Company’s common stock in January 2021 that vest one year from the date of issuance. Under applicable SEC rules, this award of shares will be reported as part of Mr. Wilson’s 2021 compensation in the Company’s proxy statement for the 2022 annual meeting of stockholders.

(7)	Represents the payout in 2020 of accrued earned paid time off pursuant to the terms of the executive’s employment agreement.

(8)	Mr. Wilson also served as the Company’s Chief Financial Officer and Treasurer during the 2020 fiscal year until November 5, 2020.

(9)	Mr. Fred was appointed the Company’s Chief Financial Officer and Treasurer on December 24, 2020. In connection with his appointment he was granted a signing bonus of 62,600 shares of Common Stock in January 2021, which vests in approximately equal monthly installments over a one-year period. Under applicable SEC rules, this award of shares will be reported as part of Mr. Fred’s 2021 compensation in the Company’s proxy statement for the 2022 annual meeting of stockholders.

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(10)	Represents a cash signing bonus granted to Mr. Fred upon commencement of employment.

(11)	Ms. Thompson was appointed the Company’s Chief Financial Officer and Treasurer on November 5, 2020 and resigned from her roles on December 20, 2020.

(12)	On November 5, 2020, Ms. Thompson was granted 82,788 shares of restricted Common Stock as a signing bonus in connection with her appointment as the Company’s Chief Financial Officer and Treasurer. The shares of restricted Common Stock were set to vest in equal quarterly installments and would have been fully vested two years from the date of grant. Because Ms. Thompson resigned from her roles on November 5, 2020, no shares of restricted Common Stock granted to Ms. Thompson vested and all 82,788 shares of restricted Common Stock were subsequently cancelled.

(13)	Represents the payout in 2020 of accrued earned paid time off pursuant to the terms of the executive’s employment agreement.

Outstanding Equity Awards as of December 31, 2020

There were no unvested equity awards as of December 31, 2020.

Employment Agreements

The Company and Mr. Mahoney, the Company’ Chief Executive Officer, entered into an employment Agreement dated November 20, 2019. Pursuant to his employment agreement, Mr. Mahoney receives an annual base salary of $500,000 and is eligible to receive annual cash bonuses between 100% and 300% of his annual base salary. The actual amount of any annual bonus, and his entitlement to any annual bonus, will be subject to the terms of the Company’s Executive Bonus Plan (the “Bonus Plan”). Mr. Mahoney also has the opportunity to earn grants of the Company’s common stock upon the achievement of certain Company financial performance and operational objectives. Mr. Mahoney’s employment term is for three (3) years and is automatically extended on the yearly anniversary to include an additional year of employment unless terminated by Mr. Mahoney or the Company no less than thirty days prior to the yearly anniversary of his employment.

The Company and Mr. Wilson, the Company’ Vice President, Secretary, and General Counsel, entered into an employment Agreement dated November 20, 2019. Pursuant to his employment agreement, Mr. Wilson receives an annual base salary of $275,000 and is eligible to receive annual cash bonuses between 100% and 300% of his annual base salary. The actual amount of any annual bonus, and his entitlement to any annual bonus, will be subject to the terms of the Bonus Plan. Mr. Wilson also has the opportunity to earn grants of the Company’s common stock upon the achievement of certain Company financial performance and operational objectives. Mr. Wilson’s employment term is for three (3) years and is automatically extended on the yearly anniversary to include an additional year of employment unless terminated by Mr. Wilson or the Company no less than thirty days prior to the yearly anniversary of his employment.

The Company and Mr. Fred, the Company’ Chief Financial Officer and Treasurer, entered into an employment Agreement dated December 24, 2020. Pursuant to his employment agreement, Mr. Fred receives an annual base salary of $250,000 and is eligible to receive annual cash bonuses between 100% and 300% of his annual base salary. The actual amount of any annual bonus, and his entitlement to any annual bonus, will be subject to the terms of the Bonus Plan. Mr. Fred also has the opportunity to earn grants of the Company’s common stock upon the achievement of certain Company financial performance and operational objectives. Mr. Fred’s employment term is for two (2) years and subject to extension upon the mutual agreement of the Company and Mr. Fred.

Potential Payments Upon Termination or Change-in-Control

Executive Severance Plan

Each of our executive officers participates in our Executive Severance Plan. Under the plan, an executive is entitled to receive severance benefits if the executive’s employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the plan) and the executive provides a release of claims in a form acceptable to the Company. On such a termination, the executive would be entitled to cash severance equal to (i) in the case of Mr. Mahoney, Mr. Fred and Mr. Wilson, 24 months of the executive’s base salary and (ii) for all other participants, one month of the executive’s base salary for each year of service with the Company. The executive’s severance will be paid in installments and may also include a pro-rated amount of his or her target bonus for the year in which the termination occurs based on the Compensation Committee’s assessment of the executive’s performance during the year. The executive would also be entitled to a lump sum payment of his or her COBRA premiums for the applicable severance period and pro-rated vesting of any time-based vesting requirements under his or her Company equity awards with vesting dates that occur less frequently than monthly (with such vesting determined as if the award had a monthly vesting schedule).

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If the executive’s employment is terminated by the Company without cause or by the executive for good reason and such termination occurs during the period beginning three months before, and ending 12 months after, a change in control of the Company, the executive will receive the severance benefits described above, except (i) the executive’s cash severance will be paid in a lump sum and will include the executive’s maximum bonus award for the year in which the termination occurs, (ii) in the case of Mr. Mahoney, Mr. Fred and Mr. Wilson, the lump sum payment of COBRA premiums will cover a period of 36 months, and (iii) the executive will be entitled to full acceleration of all time-based vesting under his or her Company equity awards, and all performance-based vesting requirements will deemed satisfied at a level reasonably determined by the Compensation Committee based on actual performance as of the date of the executive’s termination.

Employment Agreements

Mr. Mahoney and Mr. Wilson are also entitled to certain equity acceleration severance benefits under their employment agreements, including in the event of an involuntary termination in connection with a change in control. If Mr. Mahoney or Mr. Wilson were terminated by the Company without cause or by the executive for good reason within the first two years of employment, in either case not during a change in control as described below, they become entitled to the benefits under the Executive Severance Plan and, in lieu of other equity acceleration benefits under the Executive Severance Plan, (A) any equity grants subject to time-based vesting shall immediately vest as though the executive had remained employed by the Company for an additional twelve (12) months after the termination date, although in no case shall the executive be credited with less than two (2) years of vesting; and (B) all other performance-based equity grants or other options shall, to the extent unvested: (1) vest upon the executive’s termination date if the applicable performance conditions have been satisfied as of such date, and/or, (2) remain outstanding for twelve (12) months following the termination date to the extent the applicable performance conditions have not already been met. If the performance conditions applicable to any performance-based grants or options are met within twelve (12) months of the executive’s termination, such awards would vest in accordance with their terms, without consideration of the time-based vesting elements of such awards.

If Mr. Mahoney or Mr. Wilson are terminated by the Company without cause or by the executive for good reason beginning three months before, and ending 12 months after, a change in control of the Company, in lieu of any other equity acceleration benefits provided by the Executive Severance Plan, they will be entitled to: (A) full vesting of their time-based equity grants upon the termination or change in control, whichever is later; and (B) full vesting of their performance-based equity grants or options to the extent—and only to the extent—the applicable performance conditions have been met within twelve (12) months after the termination date, such awards would vest in accordance with their terms, without consideration of the time-based vesting elements of such awards.

Defined Contribution Plans

As part of our overall compensation program, we provide all full-time employees, including our named executive officers, with the opportunity to participate in a defined contribution 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. We provide a matching contribution under the plan up to 10% of an employee’s total cash compensation.

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DIRECTOR COMPENSATION

Under our Director Compensation Policy and Stock Ownership Guidelines, annual compensation for the members of our Board of Directors who are not employed by us or any of our subsidiaries (referred to in this section as “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below, and equity awards as determined by the Compensation Committee. Members of the Board of Directors are also reimbursed for their reasonable out-of-pocket expenses, including travel and lodging, incurred in attending meetings of the Board and Board committees, consistent with our expense reimbursement policy. Our Board of Directors and the Compensation Committee reserve the right to modify the Director Compensation Policy from time to time.

Annual Cash Retainer

Pursuant to the terms of the Director Compensation Policy, each non-employee director receives an annual cash retainer of $90,000. In addition, annual cash retainers are provided for non-employee directors serving in the following positions: (a) as Chairperson of the Board of Directors, an annual retainer of $30,000; (b) as Chair of the Audit Committee, Compensation Committee, Nominating and Governance Committee, Acquisition Committee, or External Communications Committee, an annual retainer of $15,000; and (c) as a member (other than the Chair) of one of these Board committees, an annual retainer of $7,500. Each such retainer is paid on a quarterly basis. Newly elected or appointed non-employee directors, or non-employee directors who are appointed to one of the positions identified above, receive a prorated retainer for the applicable quarter. Our non-employee directors do not receive any additional fees based on the number of meetings they attend.

Equity Awards

Non-employee directors are also eligible to receive equity awards from time to time in such amounts and on such terms as determined by the Compensation Committee, with such awards typically vesting on a monthly basis. Any such equity awards granted to a non-employee director that are not then vested will vest in full upon a termination or resignation of the director’s service on the Board or if a change in control of the Company (as defined in the policy) occurs. Unless otherwise determined by the Compensation Committee, a director’s then-unvested equity awards will terminate if the director is disqualified or removed, with or without cause, from the Board.

Director Compensation Table - Fiscal Year 2020

The following table sets forth the total compensation paid to our non-employee directors for their service on our Board of Directors during fiscal 2020. The table excludes Mr. Mahoney, who is our Chief Executive Officer, because his compensation is reflected above in the Summary Compensation Table. Mr. Mahoney did not receive any additional compensation for serving on our board of directors. The table also excludes Mary Pat Thompson, who served as our Chief Financial Officer and as a director for part of fiscal 2020. Ms. Thompson did not receive any additional compensation as a director in fiscal 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total

Robert Dingess,	128,523.26	-	-	-	128,523.26

William Staunton,	127,846.06	-	-	-	127,846.06

Kevin Pollack,	132,302.76	-	-	-	132,302.76

Peter Molloy,	101,466.31	-	-	-	101,466.31

Tobias Welo(1)	0	-	-	-	0

(1) Mr. Welo was appointed to the Board of Directors, effective December 1, 2020, and resigned as a member of the Board, effective December 20, 2020.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2020, regarding shares of common stock that may be issued under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”). The Equity Plan was approved by the Company’s shareholders and is the Company’s sole equity compensation plan.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options,warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	40,766	$8.91	(2)	99,959,234
Equity compensation plans not approved by security holders (3)	ˉ	ˉ		ˉ
Total	40,766	-		99,959,234

(1) This row reflects outstanding awards and shares available for future issuance under the Equity Plan. The shares available for issuance under the Equity Plan are generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other awards.

(2) This dollar value does not reflect outstanding awards of restricted stock and stock units granted under the plan.

(3) Not Applicable.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding our shares of common stock beneficially owned as of March 4, 2021, for (i) each named executive officer and director, (ii) all executive officers and directors as a group, and (iii) each shareholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of March 4, 2021. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of March 4, 2021 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise indicated, all addresses are c/o Taronis Fuels, Inc. 24980 N. 83rd Avenue, Suite 100, Peoria, AZ 85383.

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Name of Beneficial Owner and Address	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Common Stock (1)

Directors and Executive Officers
Scott Mahoney, Chief Executive Officer, President, Director	[●]	(2)	[●]	%

William W. Staunton III, Director	[●]	(3)	[●]	%

Robert L. Dingess, Chairman/Director	[●]	(4)	[●]	%

Kevin Pollack, Director	[●]	(5)	[●]	%

Peter Molloy, Director	[●]	(6)	[●]	%

Tyler B. Wilson, Vice President, Secretary, and General Counsel	[●]	(7)	[●]	%

Edward J. Fred	[●]	(8)	[●]	%

All directors and officers as a group (7 people)	[●]		[●]	%

Thomas Wetherald 49 Red Gate Lane Cohasset, MA 02025	933,333		[●]	%

* Less than 1%.

(1)	Beneficial ownership is determined under the rules and regulations of the SEC, and generally includes voting or dispositive power with respect to such shares. Based on [●] shares of Taronis Fuels’ common stock outstanding as of March 4, 2021. Shares of common stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group. Accordingly, the amounts in the table include shares of common stock that such person has the right to acquire within 60 days of March 4, 2021 by the exercise of stock options.

(2)	[●]

(3)	[●]

(4)	[●]

(5)	[●]

(6)	[●]

(7)	[●]

(8)	[●]

Pursuant to Rule 13d-3(d)(1)(i) the percentage calculations use different totals of outstanding securities for the purpose of determining ownership. Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges shall be deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

32

INDEPENDENT PUBLIC ACCOUNTANTS

Marcum LLP, an independent registered public accounting firm, served as our principal accounting for fiscal 2019 and fiscal 2020. The fees paid to Marcum LLP for the past two years are described below:

Audit Fees

The aggregate fees billed in fiscal 2020 and 2019 for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the registrant’s financial statements and review of financial statements included in the registrants Form 10-Q, or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were approximately $0.4 million and approximately $0.1 million, respectively.

Audit-Related Fees

The aggregate fees billed in fiscal 2020 and 2019 for assurance and related services by the principal accountant that are reasonably related to the performance of the audit or review of the registrant’s financial statements and not reported under Item 9(e)(1) of Schedule 14A, for professional services rendered were 0 and $0, respectively.

Tax Fees

The aggregate fees billed in fiscal 2020 and 2019 for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning for professional services rendered were $0 and $0, respectively.

All Other Fees

The aggregate fees billed in fiscal 2020 and 2019 for products and services, provided by the principal accountant, other than the services report in Items 9(e)(1) through 9(e)(3) of Schedule 14A, for services rendered were $0 and $0, respectively.

Audit Committee Approval

Before a principal accountant is engaged by the Company or its subsidiaries to render audit or non-audit services, the engagement is approved by our Audit Committee.

33

GENERAL INFORMATION

The Board of Directors urges you NOT to return any white consent card solicited from you by Wetherald and Welo. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the green consent card.

For additional information or assistance, please call Taronis’ solicitation agent, MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885 or by email at TRNF@mackenziepartners.com. The address of MacKenzie Partners, Inc. is 1407 Broadway, 27th Floor, New York, NY 10018.

We appreciate your support and encouragement.

WE URGE SHAREHOLDERS TO REJECT THE ACTIVIST CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

Shareholder Proposals for Inclusion in Proxy Materials

Pursuant to SEC Rule 14a-8, in order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2022 annual meeting of shareholders, the written proposal must be received at our principal executive offices at 24980 N. 83rd Avenue, Suite 100, Peoria, AZ 85383, Attention: Corporate Secretary, on or before the date which is 120 days prior to the first anniversary of the date the proxy statement was first released to shareholders in connection with the previous year’s Annual Meeting. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. If we receive notice after that date of a shareholder’s intent to present a proposal at an annual meeting, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials. However, if the date of the annual meeting changes by more than 30 days from the one-year anniversary of the date of the prior year’s annual meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for such annual meeting.

Shareholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials

In accordance with our Bylaws, in order for a shareholder proposal, including a director nomination, not included in our Proxy Statement to be properly brought before an annual meeting of shareholders, a shareholder’s notice of the matter the shareholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 24980 N. 83rd Avenue, Suite 100, Peoria, AZ 85383, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of shareholders. If the date of the annual meeting of shareholders is advanced by more than 30 days or delayed by more than 30 days from the first anniversary of the date of the prior year’s annual meeting, any such notice must be received not less than 90 nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of shareholders or no later than the 10th day following the day on which public announcement of the date of such meeting is first made by us.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s shareholders are not entitled to appraisal rights in connection with the Consent Proposals or this Consent Revocation Statement, and the Company will not independently provide shareholders with any such right.

Householding of Consent Revocation Statement

In order to reduce printing costs and postage fees, we mail only one copy of the Consent Revocation Statement to any one address, unless we receive contrary instructions from any shareholder at that address (known as “householding”).

We will deliver upon written or oral request a separate copy of the Consent Revocation Statement to any shareholder at a shared address to which a single copy of these materials was delivered. If you are a shareholder of record, you may contact us by writing c/o the Corporate Secretary at our corporate headquarters located at 24980 N. 83rd Avenue, Suite 100 Peoria, AZ 85383 or by calling us at 866-370-3835. If you are a beneficial but not record owner, you can request additional copies, or you can request householding, by notifying your broker, bank, or nominee.

Requests for Certain Documents

You may obtain without charge the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or any of the other corporate governance documents referred to in this consent revocation statement, by writing to the Company at: Corporate Secretary, Taronis Fuels, Inc., 24980 N. 83rd Avenue, Suite 100 Peoria, AZ 85383. These materials are also available on the SEC’s website at www.sec.gov or on the Company’s website at taronisfuels.com.

Other Business

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by Wetherald and Welo or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its shareholders to solicit revocations of consents with respect to such additional matters.

34

CONTACT FOR QUESTIONS AND ASSISTANCE IN REVOKING CONSENT

If you have any questions or require any assistance with revoking consent of your shares, or if you need additional copies of the consent revocation materials, please contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or (800) 322-2885

Email: TRNF@mackenziepartners.com

By order of the Board of Directors,

Tyler B. Wilson

Secretary

Peoria, AZ

February [●], 2021

35

APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables set forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of our directors, executive officers and other employees who, under the rules of the SEC, are “participants” in our solicitation of revocations of consent.

Directors

The principal occupations of our directors who are “participants” in our consent revocation are set forth under the section above titled “Our Board of Directors” of this Consent Revocation Statement. The business address of each director is c/o Taronis Fuels, Inc., 24980 N. 83rd Avenue, Suite 100 Peoria, AZ 85383. The name and principal occupation of the organization of employment of our directors are as follows:

Name	Occupation
Scott Mahoney	Chief Executive Officer, Taronis Fuels, Inc.
Robert Dingess	Chief Executive Officer of Ideal Management Services, Inc.
Kevin Pollack	Retired
William W. Staunton III	Chief Executive Officer, Okika Technologies
Peter Molloy	Co-Founder, Executive Director Tarus Therapeutics, Inc.

Executive Officers and Other Employees

Our executive officers and other employees who are “participants” in our solicitation are as follows. The business address of each such executive officer and other employee is c/o Taronis Fuels, Inc., 24980 N. 83rd Avenue, Suite 100 Peoria, AZ 85383.

Name	Position
Scott Mahoney	Chief Executive Officer
Edward Fred	Chief Financial Officer
Tyler B. Wilson	Vice President, Secretary and General Counsel
Michael Khorassani	Director of Investor Relations

Information Regarding Ownership of Taronis Securities By Participants as of February 26, 2021

The following table sets forth information regarding purchases and sales of the Company’s securities by the persons listed above under “Directors” and “Officers and Employees,” within the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. From time to time, the Company has granted awards of stock options to certain participants and, other than the information provided below, no participants have exercised any previously-awarded stock options. The number of shares set forth in the following table have been adjusted to account for the Company’s 1-for-75 reverse stock split effective on December 28, 2020.

Name	Date	Title of Security	Number of Shares	Transaction

Scott Mahoney	March 30, 2020	Common Stock	40,579	Purchase

Scott Mahoney	October 26, 2020	Common Stock	35,118	Purchase

Robert Dingess	March 30, 2020	Common Stock	14,492	Purchase

Robert Dingess	October 26, 2020	Common Stock	11,111	Purchase

Kevin Pollack	March 30, 2020	Common Stock	1,449	Purchase

William Staunton III	March 30, 2020	Common Stock	724	Purchase
Tyler B. Wilson	October 26, 2020	Common Stock	13,888	Purchase

Except as disclosed in this Consent Revocation Statement, to the Company’s knowledge:

●	No Participant owns any securities of Taronis of record that such Participant does not own beneficially.
●	No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Taronis, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
●	No associate of any Participant owns beneficially, directly or indirectly, any securities of Taronis. No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Taronis.
●	No Participant, nor any associate of a Participant, is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) Taronis was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.
●	No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by Taronis or its affiliates or (ii) with respect to any future transactions to which Taronis or any of its affiliate will or may be a party.
●	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise.

A-1

[Consent revocation card to be provided separately.]

A-2